Exhibit 2.5
NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF TOROMONT INDUSTRIES LTD.
NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of the Shareholders (the “Meeting”) of Toromont Industries Ltd. (“Toromont” or the “Corporation”) will be held in the Imperial Room at the Fairmont Royal York Hotel located at 100 Front Street West, Toronto, Ontario, M5J 1E3, on Thursday, April 23, 2009 at the hour of 10:00 a.m. (EDT) for the following purposes:
a)	to receive the consolidated financial statements of the Corporation for the year ended December 31, 2008, together with the report of the auditors thereon;

b)	to elect Directors of the Corporation;

c)	to appoint auditors of the Corporation for 2009 at a remuneration to be fixed by the Directors of the Corporation;

d)	to approve the continuation, amendment and restatement of the Shareholder Rights Plan of the Corporation for a further term of three years, as described in detail under “Special Business” on page 27; and,

e)	to transact such other business as may properly come before the Meeting or any continuation of the Meeting after an adjournment.

By order of the Board of Directors,

Concord, Ontario	David C. Wetherald
February 27, 2009	Vice President, Human Resources & Legal and Corporate Secretary
If you are unable to attend the Meeting in person, please complete, date and sign the enclosed form of proxy and return it in the envelope provided for that purpose to the Corporation’s Transfer Agent and Registrar, CIBC Mellon Trust Company, P.O. Box 721, Agincourt, Ontario, M1S 0A1. To be valid, proxies must be received by the Corporation’s Transfer Agent or by the Corporation no later than 5:00 pm (EDT) on Wednesday, April 22, 2009, or if the Meeting is adjourned, no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting.

MANAGEMENT INFORMATION CIRCULAR
TABLE OF CONTENTS

VOTING INFORMATION	1
Solicitation of Proxies	1
Appointment and Revocation of Proxies	1
Exercise of Discretion by Proxies	1
Voting Securities and Principal Holders Thereof	1
BUSINESS OF THE MEETING	2
1. Financial Statements	2
2. Election of the Board of Directors	2
3. Appointment of Auditors	2
4. Renewal of Shareholder Rights Plan	2
5. Other Matters	3
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS	3
Additional Disclosure Relating To Directors	7
Meetings Held and Attendance of Directors	7
BOARD OF DIRECTORS COMPENSATION	8
Overview of Compensation of Directors	8
Director Compensation Table	9
Outstanding Option-Based Awards for Directors	10
Director Incentive Plan Awards — Value Vested or Earned During the Year	10
EXECUTIVE COMPENSATION	11
Compensation Discussion and Analysis	11
Elements of Compensation	13
Salaries	13
Annual Bonus Incentives	13
Deferred Share Unit Plan	14
Long-Term Equity Based Incentives	15
Retirement Programs	15
All Other Compensation	15
Share Performance Graph	16
Executive Stock Option Plan	17
Summary Compensation Table	17
Incentive Plan Awards	18
Outstanding Option-Based Awards	18
Incentive Plan Awards — Value Vested or Earned During the Year	19
Securities Authorized for Issuance Under Equity Compensation Plans	19
Pension Plan Benefits	19
Defined Benefit Plan Table	19
Defined Contribution and Supplemental Plan Table	20
Termination and Change of Control Benefits	20
Payments on Termination other than in Connection with a Change of Control	20
Option Plan	20
DSU Plan	21
Pension Plans	21
Payments on Termination in Connection with a Change of Control	21
Change of Control Agreements	21
Statement of Corporate Governance Practices	23
Director Independence	23
Board and Committee Mandates	23
Share Ownership and Compensation	25
Shareholder Communications	25
Expectations of Management	25
Code of Business Conduct	25
Indebtedness of Directors, Officers and Employees	26
Directors’ and Officers’ Liability Insurance	26
APPOINTMENT OF AUDITORS	26
Fees Paid to Ernst & Young LLP	26
SPECIAL BUSINESS	27
CURRENCY OF INFORMATION IN THIS MANAGEMENT INFORMATION CIRCULAR	32
ADDITIONAL INFORMATION	32
SHAREHOLDER PROPOSALS	32
DIRECTORS APPROVAL	32
SCHEDULE A — TOROMONT INDUSTRIES LTD. BOARD MANDATE	33

VOTING INFORMATION
SOLICITATION OF PROXIES
This Management Information Circular is provided in connection with the solicitation of proxies by the management of Toromont Industries Ltd. (“Toromont” or the “Corporation”) for use at the Annual and Special Meeting of Shareholders (the “Meeting”) of the Corporation to be held at the time and place and for the purposes set forth in the attached Notice of Meeting. This solicitation is made by management of the Corporation. The solicitation will be primarily by mail, but proxies may also be solicited personally by regular employees of the Corporation. The cost of the solicitation will be borne by the Corporation.
Shareholders who are unable to be present at the Meeting may vote through the use of proxies. If you are a shareholder, you may convey your voting instructions by use of the paper proxy. The proxy must be completed, dated and signed in accordance with the instructions included with the proxy form. It must then be returned to CIBC Mellon Trust Company, P.O. Box 721, Agincourt, Ontario, M1S 0A1 no later than 5:00 p.m. (EDT) on Wednesday, April 22, 2009 or if the Meeting is adjourned, no later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting. An envelope has been provided for this purpose.
APPOINTMENT AND REVOCATION OF PROXIES
The persons named in the enclosed form of proxy are Directors and/or officers of the Corporation. A shareholder desiring to appoint some other person, who need not be a shareholder, to represent him or her at the Meeting may do so by inserting such person’s name in the blank space provided in the form of proxy or by completing another proper form of proxy and, in either case, delivering the completed proxy to the Secretary of the Corporation at the principal office of the Corporation, 3131 Highway 7 West, P.O. Box 5511, Concord, Ontario L4K 1B7, no later than 5:00 p.m. (EDT) on Wednesday, April 22, 2009 or if the Meeting is adjourned, no later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting.
A shareholder who has given a proxy may revoke it, as to any motion on which a vote has not already been cast pursuant to the authority conferred by it, by an instrument in writing executed by the shareholder or by his or her attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the chairman of such Meeting on the day of the Meeting or adjournment thereof, or in any other manner permitted by law.
EXERCISE OF DISCRETION BY PROXIES
The persons named in the enclosed form of proxy will vote for, vote against or withhold from voting the shares represented by properly executed proxies in accordance with the instructions contained therein. In the absence of instructions, such shares will be voted in favour of each of the matters to be considered at the Meeting identified in the Notice of Meeting. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to any other matters which may properly come before the Meeting. At the time of printing this Management Information Circular, the management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
As at February 27, 2009, the Corporation had 64,706,637 common shares outstanding and each of such shares carries the right to one vote on each matter to be considered at the Meeting.
Each holder of common shares of record at the close of business on March 16, 2009, the record date established for Notice of the Annual and Special Meeting, will be entitled to one vote for each common share held by such holder on all matters set forth in the attached Notice of Meeting.

To the knowledge of the Directors and officers of the Corporation, no person beneficially owns, directly or indirectly, or exercises control or direction over shares carrying more than 10% of the votes attached to the shares of the Corporation except as stated below.
Based on publicly available information, the Corporation has determined that, as of February 27, 2009, the only persons who exercised or claimed to exercise beneficial ownership, control or direction over more than 10% of the shares of any class of outstanding voting securities of the Corporation were:

	Approximate	Approximate
	Number of Common	Percentage of
Name	Shares	Common Shares
Invesco Trimark (formerly AIM Funds Management Inc.)	8,784,303	13.6%
Leith Wheeler Investment Counsel Ltd.	7,366,662	11.4%
BUSINESS OF THE MEETING
1. Financial Statements
The audited consolidated financial statements of Toromont for the year ended December 31, 2008, and the report of the auditors thereon will be tabled at the Meeting. These audited consolidated financial statements form part of the 2008 Annual Report of the Corporation. Additional copies of the 2008 Annual Report may be obtained from the Corporation’s website, or the Secretary of the Corporation upon request and will be available at the Meeting.
2. Election of the Board of Directors
The Articles of the Corporation provide that the Board of Directors (the “Directors”) shall consist of not less than six (6) and not more than twelve (12) Directors. The Directors are elected annually. It is proposed by the management of the Corporation that nine (9) Directors be elected for the current year. A complete list of management’s nominees for election as Directors of the Corporation and their biographies follows in the section “Nominees for Election to the Board of Directors.” Directors’ record of attendance at Board and Committee meetings is set forth in the section “Board of Directors’ Compensation — Meetings Held and Attendance of Directors” on page 8.
3. Appointment of Auditors
Ernst & Young LLP are the Corporation’s auditors, and have served as auditors since 1996. The persons named in the enclosed form of proxy intend to vote for the re-appointment of Ernst & Young LLP, Chartered Accountants, Toronto, Ontario, as auditors of the Corporation to hold office until the next annual meeting of shareholders and to authorize the Directors to fix their remuneration. The appointment of Ernst & Young LLP as the Corporation’s auditors must be approved by at least a majority of the votes cast at the Meeting by shareholders who vote in respect of the appointment of the auditors (present in person or represented by proxy).
4. Renewal of Shareholder Rights Plan
The Shareholder Rights Plan of the Corporation adopted on November 2, 2005 (the “Rights Plan”) will expire as of the close of the Meeting unless renewed. On February 10, 2009, the Board of Directors approved a resolution continuing, amending and restating the Rights Plan for a further term of three (3) years, subject to approval by a majority of the votes cast by the holders of common shares of the Corporation at the Meeting. The Rights Plan requires minor amendments to remain current with similar plans and must be re-approved by shareholders to continue in effect. The amendments to the Rights Plan are described under “Special Business” on page 27 of this Management Information Circular. Shareholders are asked to approve the resolution described under “Special Business” on page 31. To be effective, the resolution must be approved by at least a majority of the votes cast at the Meeting by shareholders who vote in respect of the resolution to renew the shareholder rights plan (present in person or represented by proxy). The persons named in the enclosed form of proxy intend to vote in favour of the resolution.

5. Other Matters
Management knows of no other matter to come before the Meeting. The accompanying instrument of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting. If any other matters which are not known to management properly come before the Meeting, the shares represented by proxies in favour of management nominees will be voted on such matters in accordance with the best judgment of such nominees.
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
The persons named in the enclosed form of proxy intend to vote for the election as Directors the nominees whose names are listed below. Each of the nominees is presently a member of the Board of Directors. Management of the Corporation does not contemplate that any such nominee will be unable to serve as a Director but, if that should occur for any reason prior to the meeting, the persons named in the enclosed form of proxy reserve the right to vote in their discretion for other nominees as Directors. Each Director elected will hold office until the next annual meeting or until his successor is duly elected, unless his office is earlier vacated in accordance with the Corporation’s by-laws.

			2007	2008
			Number of	Number of
			Common	Common
			Shares,	Shares,
	First		stock	Stock	Value Of
Name, Municipality and	Year as	Principal Occupation, Biography and	options	Options and	Equity
Country of Residence	Director	Membership on Committees	and DSUs	DSUs	Holdings*
Robert S. Boswell Denver, Colorado, USA DOB: September 18, 1949 Independent Director	2007	Mr. Boswell is Chairman and Chief Executive Officer of Laramie Energy II LLC. a Denver- based company primarily focused on finding and developing natural gas reserves from unconventional gas reservoirs within the Western Sedimentary Basin of North America.

Mr. Boswell was previously Chairman and Chief Executive Officer of Forest Oil Corporation (an oil and gas company) from 2000 to 2003. He is also a Director of Complete Production Services, Inc., an oil and gas service provider based in Houston, Texas.

		Mr. Boswell holds a B. Sc. from Vanderbilt University and an M.B.A. from the University of Texas.	Shares 10,000 Options 10,000 DSUs —	Shares 10,000 Options 15,000 DSUs —	$204,900

			2007	2008
			Number of	Number of
			Common	Common
			Shares,	Shares,
	First		stock	Stock	Value Of
Name, Municipality and	Year as	Principal Occupation, Biography and	options	Options and	Equity
Country of Residence	Director	Membership on Committees	and DSUs	DSUs	Holdings*
Robert M. Franklin Toronto, Ontario, Canada DOB: January 6, 1947 Independent Director	1994	Mr. Franklin is President of Signalta Capital Corporation, a private investment company.

Previously he was Chairman of Placer Dome Inc. from 1993 until it was taken over by Barrick Gold Corporation in 2006. He is now a Director of Barrick, as well as First Uranium Corporation, Canadian Tire Corporation, and Resolve Business Outsourcing Income Fund. He is also the Trustee of Stratos Global Corporation.

Mr. Franklin holds a B.A. in Business Administration from Hillsdale College, Michigan.

		Mr. Franklin is Chairman of the Human Resources and Compensation Committee and a member of the Audit Committee.	Shares 94,700 Options 50,000 DSUs 2,961	Shares 102,600 Options 45,000 DSUs 4,630	$2,334,034

Ronald G. Gage, FCA Toronto, Ontario, Canada DOB: February 7, 1939 Independent Director	2000	Mr. Gage, a Fellow of The Institute of Chartered Accountants of Ontario, is a director of Invesco Trimark Canada Fund Inc., Invesco Trimark Corporate Class Inc., easyhome Ltd., and the Canadian Public Accountability Board.

Mr. Gage retired as Chairman and Chief Executive Officer of Ernst & Young LLP, Canada in 1999 after a 38 year career in public accounting. He is a former Chairman of the Institute of Chartered Accountants of Ontario and the Canadian Institute of Chartered Accountants.

Mr. Gage holds a B.Comm. degree from the University of Toronto.

		Mr. Gage is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.	Shares 26,000 Options 50,000 DSUs —	Shares 26,000 Options 45,000 DSUs —	$669,640

			2007	2008
			Number of	Number of
			Common	Common
			Shares,	Shares,
	First		stock	Stock	Value Of
Name, Municipality and	Year as	Principal Occupation, Biography and	options	Options and	Equity
Country of Residence	Director	Membership on Committees	and DSUs	DSUs	Holdings*
David A. Galloway Toronto, Ontario, Canada DOB: November 1, 1943 Independent Director	2002	Mr. Galloway is Chairman of the Board of Directors of Bank of Montreal, having been appointed to this position effective May 1, 2004. He was President and Chief Executive Officer of Torstar Corporation from 1988 to 2002. He also serves on the Board of Directors of the E.W. Scripps Company in the USA. Mr. Galloway holds a B.A. (Hons) in political science and economics from the University of Toronto and an M.B.A. from Harvard Business School. Mr. Galloway is a member of the Nominating and Corporate Governance Committee and the Human Resources and Compensation Committee.	Shares 10,000 Options 40,000 DSUs 5,151	Shares 10,000 Options 45,000 DSUs 8,137	$508,533

Wayne S. Hill Toronto, Ontario, Canada DOB: May 22, 1946 Corporate Director	1988	Mr. Hill is a Director of the Corporation. He joined the Corporation in 1985 as Vice President, Finance and Chief Financial Officer and became Executive Vice President & CFO in February 2002. Mr. Hill ceased to be Chief Financial Officer in October, 2005 upon his appointment as Executive Vice President. He retired on May 31, 2006, but was re-appointed as Executive Vice President on August 28, 2006. He subsequently retired in May, 2008. Mr. Hill is also a director of First Uranium Corporation. Mr. Hill holds a B.Comm. (Hons) from Queen’s University and is a Chartered Accountant.	Shares 165,100 Options 275,000 DSUs —	Shares 165,100 Options 220,000 DSUs —	$4,204,299

H. Stanley Marshall Topsail, Newfoundland, Canada DOB: June 27, 1950 Independent Director	1998	Mr. Marshall is President and Chief Executive Officer and a director of Fortis Inc., and several of its subsidiaries (an international electric utility holding company). Mr. Marshall joined Newfoundland Power Inc. in 1979 and was appointed President and Chief Executive Officer of Fortis Inc. in 1996. Mr. Marshall holds a B.A. Sc. (Chemical Engineering) from the University of Waterloo and a L.L.B. from Dalhousie University. Mr. Marshall is a member of the Human Resources and Compensation Committee.	Shares 40,000 Options 50,000 DSUs —	Shares 50,000 Options 45,000 DSUs —	$1,161,400

			2007	2008
			Number of	Number of
			Common	Common
			Shares,	Shares,
	First		stock	Stock	Value Of
Name, Municipality and	Year as	Principal Occupation, Biography and	options	Options and	Equity
Country of Residence	Director	Membership on Committees	and DSUs	DSUs	Holdings*
John S. McCallum Winnipeg, Manitoba, Canada DOB: February 2, 1944 Independent Director	1985	Mr. McCallum is a Professor of Finance in the I. H. Asper School of Business at the University of Manitoba.

Mr. McCallum was previously Chair, Manitoba Hydro from 1991 to 2000 and policy advisor to the Federal Minister of Finance from 1984 to 1991.

He is also a director of IGM Financial Inc., Wawanesa Mutual Insurance Company, Wawanesa General Insurance Company, Wawanesa Life Insurance Company and Fortis Inc. (including subsidiaries in British Columbia and Alberta).

Mr. McCallum holds a B.Sc. and a B.A. from the University of Montreal, a M.B.A. from Queen’s University and a Ph.D. from the University of Toronto.

		Mr. McCallum is Lead Director, Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.	Shares 50,000 Options 40,000 DSUs —	Shares 50,000 Options 45,000 DSUs —	$1,161,400

Robert M. Ogilvie Caledon, Ontario, Canada DOB: May 29, 1945 Member of Management	1986	Mr. Ogilvie is Chairman of the Board and Chief Executive Officer of the Corporation.

He joined the Corporation as President in 1985 and was Chairman, President and Chief Executive Officer of the Corporation from 1987 to 1997. Mr. Ogilvie was Chairman and Chief Executive Officer of the Corporation from 1997 to January 2002, at which time he became Executive Chairman of the Board. Mr. Ogilvie ceased to be Executive Chairman of the Board in May, 2005 upon his appointment as Chairman. Mr. Ogilvie was re-appointed Chief Executive Officer on August 28, 2006.

Mr. Ogilvie is on the Board of Regents of Mount Allison University.

		Mr. Ogilvie holds a B.Comm. degree from Mount Allison University.	Shares 1,890,428 Options 280,000 DSUs —	Shares 1,973,196 Options 250,000 DSUs —	$41,252,186

Stephen J. Savidant Calgary, Alberta, Canada DOB: May 7, 1949 Independent Director	2007	Mr. Savidant is an independent businessman and Chairman of ProspEx Resources Ltd., a Calgary-based oil and gas company focused on exploration for natural gas in the Western Canadian Sedimentary Basin. Mr. Savidant was previously President and Chief Executive Officer of Esprit Energy Trust from 2002 to 2006 and Canadian Hunter Exploration from 1998 to 2001. He is also a director of Empire Company Limited. Mr. Savidant holds a B.Eng. degree and M.B.A. from McGill University.	Shares 5,000 Options 10,000 DSUs —	Shares 5,000 Options 15,000 DSUs —	$102,450

*	Value of equity holdings includes the value of owned common shares plus the in-the-money value of unexercised stock options, based on the share price of the Corporation’s common shares of $20.49 (as of February 27, 2009)

The Nominating and Corporate Governance Committee (the “NCG Committee”) reviews the factual circumstances and nature of relationships with the Corporation of each Director nominee to determine whether he is independent within the meaning of Multilateral Instrument No. 52-110. Each Director also signs an annual acknowledgment of the level of their independence. The NCG Committee has concluded that there are seven independent Director Nominees on the Board: R. M. Franklin, R. G. Gage, D. A. Galloway, H. S. Marshall, J. S. McCallum, R.S. Boswell and S.J. Savidant. The following two Directors are not independent: R. M. Ogilvie (Chief Executive Officer of the Corporation) and W. S. Hill (former Executive Vice President of the Corporation). Accordingly, the Board is comprised of a majority of Directors who are unrelated and independent.
Additional Disclosure Relating to Directors
Except as disclosed below, no Director or proposed Director of Toromont is, or within the ten years prior to the date hereof has been, a Director or executive officer of any other issuer that: (i) while that person was acting in the capacity of a director or executive officer of that issuer, was the subject of a cease trade order or similar order or an order that denied the issuer access to any exemptions under securities legislation for a period of more than 30 consecutive days; (ii) while that person was acting in the capacity of a director or executive officer of that issuer, was subject to an event that resulted, after that person ceased to be a director or executive officer of that issuer, in such issuer being the subject of a cease trade order or similar order or an order that denied the issuer access to any exemptions under securities legislation for a period of more than 30 consecutive days; or (iii) while that person was acting in the capacity of a director or executive officer of that issuer, or within a year of such person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. Except as disclosed below, no Director or proposed Director of Toromont has within the ten years prior to the date hereof become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his or her assets.
Mr. Galloway, a Director of the Corporation, while serving as President and Chief Executive Officer of Torstar, was a director of ITI Education Corporation (due to Torstar Corporation’s 40% ownership) when it voluntarily agreed to the appointment of a receiver in August, 2001.
MEETINGS HELD AND ATTENDANCE OF DIRECTORS
The following table summarizes the meetings held of the Board of Directors (the “Board”) of the Corporation and its committees during the year ended December 31, 2008, and the attendance of individual Directors of the Corporation at such meetings.

		Committee Meetings Attended - 2008
	Board Meetings		Human Resources and	Nominating and Corporate
Director	Attended	Audit Committee	Compensation Committee	Governance Committee
Robert S. Boswell	10	N/A	N/A	N/A
Robert M. Franklin (1) (2)	10	4	2	N/A
Ronald G. Gage (1) (3)	10	4	N/A	2
David A. Galloway (2) (3)	10	N/A	2	2
Wayne S. Hill (5)	10	N/A	N/A	N/A
H. Stanley Marshall (2)	9	N/A	2	N/A
John S. McCallum (1) (3)	10	4	N/A	2
Robert M. Ogilvie (4)	10	N/A	N/A	N/A
Stephen J. Savidant	9	N/A	N/A	N/A
Total Meetings Held	10	4	2	2

Notes:

(1)	Member of the Audit Committee.

(2)	Member of the Human Resources and Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Mr. Ogilvie is an officer of the Corporation and as such is a related Director. He does not serve on any of the Committees of the Board, but attends Committee meetings as invited.

(5)	Mr. Hill was formerly Executive Vice President of the Corporation. He does not serve on any of the Committees of the Board, but attends Committee meetings as invited.
BOARD OF DIRECTORS’ COMPENSATION
OVERVIEW OF COMPENSATION OF DIRECTORS
The NCG Committee of the Board reviews on an annual basis the compensation of the Corporation’s Directors (including that of the Chair). In its annual review, the NCG Committee reviews both the components of this compensation and the overall compensation package. The NCG Committee uses the latest available studies from multiple compensation consulting firms and executive recruiting firms as well as, on occasion, information from publicly filed information circulars to determine trends in compensation for directors and the relative compensation levels of the Corporation’s Directors. In 2008, specific comparisons were made to director’s compensation at companies within the S&P/TSX Composite Index and additional studies published by Towers Perrin, KornFerry and Western Compensation and Benefits Consultants. Based on such reviews the NCG Committee recommends changes to Director compensation to the full Board for approval.
Directors who are executive officers of the Corporation or its subsidiaries do not usually receive Director’s fees. However, Messrs. Ogilvie and Hill, our Chief Executive Officer and former Executive Vice President, respectively, were re-appointed executive officers as of August 28, 2006 and, in light of the special circumstances, the Board determined that Messrs. Ogilvie and Hill should continue to receive their Chair fees (in the case of Mr. Ogilvie) and Board fees (in the case of Mr. Hill) in addition to their compensation as executive officers. The circumstances of these officers’ re-appointment are described below under “Executive Compensation — Compensation Discussion and Analysis — Overview”. See “Executive Compensation — Summary Compensation Table” on page 17 for disclosure of compensation amounts that relate to services provided by Messrs. Ogilvie and Hill in their capacities as Directors and executive officers in 2008.
For the fiscal year ended December 31, 2008, the Directors of the Corporation were paid fees by the Corporation in return for their service as Directors as noted:
•	Chairman retainer of $210,000;

•	Annual retainer of $37,500 for other Directors;

•	Committee Chair retainers of $9,000 per annum (Audit Committee — $18,000 per annum);

•	Committee retainer fees of $4,000 per member (excluding Committee Chairs)

•	Board and Committee meeting fee of $2,000 per meeting attended; and,

•	The Lead Director, Mr. McCallum, received an additional retainer of $33,000.
The Corporation maintains a Deferred Share Unit Plan (the “DSU Plan”) that, among other things, allows Directors to elect to receive their fees (retainer, meeting and otherwise) in the form of deferred share units (“DSUs”) instead of cash. The DSU Plan was introduced to tie a greater percentage of a Director’s compensation more closely to shareholder interests. Directors participating in the DSU Plan choose the percentage of their fees to have allocated to their DSU account. DSUs are credited at the end of each quarter by dividing the relevant fees by the daily average of the high and low board lot trading prices of the Corporation’s common shares on the Toronto Stock Exchange (“TSX”) for the five trading days immediately preceding the grant of DSUs. Additional DSUs are credited on the regular dividend payment dates as all dividends are assumed to be reinvested. Upon retirement from the Board, a Director participant in the DSU Plan will receive a cash payment equivalent to the number of DSUs credited to the notional account multiplied by the daily average of the high and low board lot trading prices of the Corporation’s common shares on the TSX for the five trading days immediately preceding the date of payment.
In addition to the fees referred to above, Directors receive annual grants pursuant to the Executive Stock Option Plan of the Corporation (the “Option Plan”). Details in respect of the significant terms of the Option Plan are included on page 17. In February, 2008, after careful consideration, the Board decided that it remained in the best interests of the Corporation and its shareholders to continue utilizing the Option Plan for grants to Directors. The Board believes that the Option Plan continues to meet its objective of infusing the organization with an “attitude of ownership” and a strong entrepreneurial culture. Having the Board participate in the Option Plan allows for this spirit to start with the Board and permeate the organization. Each Director owns shares at least equal to the number of options granted annually to each Director. On February 5, 2008, each Director (excluding Messrs. Ogilvie and Hill) was granted options to purchase 5,000 shares of the Corporation under the Option Plan. Upon becoming executive officers in 2006, Messrs. Ogilvie and Hill ceased to receive option grants in their capacities as Directors, however they each received options in their capacity as an Officer.
DIRECTOR COMPENSATION TABLE
The following table sets forth information regarding the compensation provided, either directly or indirectly, by the Corporation or a subsidiary of the Corporation to each Director of the Corporation for the fiscal year ended December 31, 2008 for services provided by them to the Corporation or a subsidiary of the Corporation. However, this table excludes compensation information for two Directors of the Corporation, Messrs. Ogilvie and Hill, our Chief Executive Officer and former Executive Vice President, respectively, as they are also Named Executive Officers (as defined herein). For information regarding the compensation provided to Messrs. Ogilvie and Hill, see “Executive Compensation — Summary Compensation Table”.

		Option-based
	Fees earned	awards	Total
Director	($)(1)	($)(2)	($)
Robert S. Boswell	57,500	34,500	92,000
Robert M. Franklin	82,500	34,500	117,000
Ronald G. Gage	82,500	34,500	117,000
David A. Galloway	73,500	34,500	108,000
H. Stanley Marshall	63,500	34,500	98,000
John S. McCallum	124,500	34,500	159,000
Stephen J. Savidant	55,500	34,500	90,000

Notes:

(1)	Fees earned is comprised of annual retainer fees, committee, chair and meeting fees.

(2)	Black-Scholes method of valuation used to derive a value of $6.90 per option.

OUTSTANDING OPTION-BASED AWARDS FOR DIRECTORS
The following table sets forth information regarding options to purchase common shares of the Corporation granted to each Director of the Corporation (excluding Directors that are also Named Executive Officers) under the Option Plan that remain outstanding as at December 31, 2008.

	Number of securities underlying		Option expiration	Value of unexercised in-the-
Director	unexercised options (#)	Option exercise price ($)	date	money options ($)
Robert S. Boswell	5,000	$27.70	Apr/26/14	0
	5,000	$28.84	Feb/05/15	0

Robert M. Franklin	10,000	$10.71	Jan/28/10	122,850
	10,000	$16.59	Feb/03/11	64,050
	5,000	$21.94	Feb/14/12	5,250
	5,000	$24.58	Feb/13/13	0
	5,000	$25.68	Feb/06/14	0
	5,000	$28.84	Feb/05/15	0

Ronald G. Gage	10,000	$10.71	Jan/28/10	122,850
	10,000	$16.59	Feb/03/11	64,050
	5,000	$21.94	Feb/14/12	5,250
	5,000	$24.58	Feb/13/13	0
	5,000	$25.68	Feb/06/14	0
	5,000	$28.84	Feb/05/15	0

David A. Galloway	10,000	$10.71	Jan/28/10	122,850
	10,000	$16.59	Feb/03/11	64,050
	5,000	$21.94	Feb/14/12	5,250
	5,000	$24.58	Feb/13/13	0
	5,000	$25.68	Feb/06/14	0
	5,000	$28.84	Feb/05/15	0

H. Stanley Marshall	10,000	$10.71	Jan/28/10	122,850
	10,000	$16.59	Feb/03/11	64,050
	5,000	$21.94	Feb/14/12	5,250
	5,000	$24.58	Feb/13/13	0
	5,000	$25.68	Feb/06/14	0
	5,000	$28.84	Feb/05/15	0

John S. McCallum	10,000	$10.71	Jan/28/10	122,850
	10,000	$16.59	Feb/03/11	64,050
	5,000	$21.94	Feb/14/12	5,250
	5,000	$24.58	Feb/13/13	0
	5,000	$25.68	Feb/06/14	0
	5,000	$28.84	Feb/05/15	0

Stephen J. Savidant	5,000	$27.70	Apr/26/14	0
	5,000	$28.84	Feb/05/15	0
DIRECTOR INCENTIVE PLAN AWARDS – VALUE VESTED OR EARNED DURING THE YEAR
The following table sets forth information regarding the vesting of option-based awards during the fiscal year ended December 31, 2008 for each of the Directors of the Corporation (excluding Directors that are also Named Executive Officers) on an aggregated basis.

Director	Option-based awards — Value vested during the year ($)
Robert S. Boswell	2,850
Robert M. Franklin	67,850
Ronald G. Gage	67,850
David A. Galloway	67,850
H. Stanley Marshall	67,850
John S. McCallum	67,850
Stephen J. Savidant	2,850

Details regarding significant terms of the Option Plan can be found on page 17.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion and Analysis describes and explains the significant elements of compensation awarded to, earned by, paid to, or payable to the Chief Executive Officer, the Chief Financial Officer and each of the next three most highly compensated executive officers of the Corporation (collectively, the “Named Executive Officers”) for the year ended December 31, 2008.
Overview
The Human Resources and Compensation Committee (“HRC Committee”) of the Corporation’s Board oversees, among other things, the compensation of executive officers and other senior management, short and long-term incentive programs and pension and other benefit plans. Generally speaking, the executive compensation program reflects the HRC Committee’s philosophy that the Corporation should remunerate its Named Executive Officers at a level commensurate with the Corporation’s financial performance and the market rate for executives with similar levels of responsibility. However, as described immediately below, Messrs. Ogilvie and Hill were reappointed as executive officers under special circumstances and their compensation is reflective of this. Accordingly, unless the context otherwise requires, the discussion herein of the Corporation’s executive compensation program relate generally to the elements, philosophy and objectives of the Corporation’s compensation of its executives and/or specifically to the compensation paid to the other Named Executive Officers, Messrs. Jewer, Cuddy and Wetherald (collectively, the “Other Named Executive Officers”) in the applicable periods.
In August 2006, the Board accepted the resignation of Hugo T. Sørensen as a Director and as President and Chief Executive Officer of the Corporation. At such time, the Board re-appointed Mr. Ogilvie as Chief Executive Officer and Mr. Hill as Executive Vice President. Messrs. Ogilvie and Hill had previously retired from their positions as officers, but remained as Directors of the Corporation. Considering the circumstances of their return to the management team, the compensation for Messrs. Ogilvie and Hill upon their re-appointment was established at a fixed amount per month, inclusive of salary and amounts paid in lieu of participation in the annual bonus incentive and pension programs. In setting the fixed payments for Mr. Ogilvie, the HRC Committee had reference to the salary of the previous CEO, target bonus levels for the previous CEO (120% — rather than the maximum of 200%) and the costs to the Corporation if Mr. Ogilvie accrued additional benefits under the Corporation’s non-contributory defined benefit pension plan ( the “Defined Benefit Plan”). For Mr. Hill, reference was made to his previous annual salary and target bonus levels and the costs to the Corporation if Mr. Hill accrued additional benefits under the Defined Benefit Plan. The HRC Committee did not wish for the Corporation to accrue additional pension obligations so opted to recommend making fixed monthly payments in lieu of further participation by Messrs. Ogilvie and Hill in the Defined Benefit Plan. Mr. Hill retired as Executive Vice President in May 2008.
As circumstances had not changed since their re-appointment, the HRC Committee determined that this method of compensation should continue for Messrs. Ogilvie and Hill in fiscal 2008. The fixed payments to Messrs. Ogilvie and Hill were not increased in 2008. The compensation philosophy in respect of the Other Named Executive Officers, as noted below, does not apply to Messrs. Ogilvie and Hill for the fiscal year ended December 31, 2008. However, in respect of fiscal 2009, the HRC Committee and Mr. Ogilvie agreed, in light of the softening economy, that it would be more appropriate for Mr. Ogilvie to receive a bonus based on the actual financial results for the Corporation rather than a fixed amount. Accordingly, the formula used for the previous CEO was re-instated and is described on page 14. The other elements of his compensation package remain fixed.
The compensation of the Other Named Executive Officers is principally comprised of four elements: salary, annual performance bonuses paid in cash, long-term equity-based incentives (options) and retirement programs. In combination, these elements are designed to recognize those activities of the executive officers that advance the short and long-term business objectives of the Corporation. The overall objectives of the Corporation’s executive compensation strategy for the Other Named Executive Officers include the following:

1.	attract, motivate and retain superior executive talent through the use of competitive compensation;

2.	motivate performance through linking incentive compensation to the attainment of specific business performance indicators;

3.	maintain a high proportion of pay at risk to recognize performance and potential; and,

4.	encourage commitment to the Corporation and identification with shareholder interests on a long-term basis through the judicious use of equity-based incentives.
While the Corporation’s philosophy is to competitively recognize and reward an executive’s contribution as a manager, the importance of business and shareholder returns over the longer term and continuous improvements in the Corporation’s financial performance play a significant role in determining an executive’s total compensation. This is reflected in the emphasis given by the HRC Committee to variable compensation in the executive compensation program. The current mix targets salary at approximately 40% and variable compensation (annual bonus and grants under the Option Plan) at approximately 56% of compensation on average for each of the Other Named Executive Officers, with retirement programs accounting for the balance of compensation.
Compensation for each of the Named Executive Officers is reviewed annually to reflect past and expected future contributions, changing responsibilities and external factors such as inflation and market competitiveness. In arriving at its compensation recommendations, the HRC Committee has access to formal management performance assessments. Further, the HRC Committee receives periodic advice from Towers Perrin, an independent consultant that provides comparative market data. In 2008, Towers Perrin earned $310,706 in fees from the Corporation for the work it performed for management, primarily for advice in respect of the Corporation’s retirement and benefit programs and the provision of comparative compensation data for senior management at Toromont Energy Systems Inc. In its annual evaluation, the HRC Committee has considered survey data of a peer group (the “Peer Group”) provided by Towers Perrin that includes Canadian industrial companies chosen for similarities to the Corporation in terms of industry, size and complexity. Some of the comparative information generated by Towers Perrin is size adjusted to reflect Toromont’s revenue base. The Peer Group is re-evaluated on an annual basis to ensure the companies in the benchmark group (and the group itself) continue to be relevant comparisons. Peer Group compensation data was obtained from multiple sources, including an internal database and a 2007 Towers Perrin report, and was used in establishing remuneration for each element of compensation with a view to establishing a total compensation package at approximately the 50th percentile in the market for the applicable Named Executive Officer.
In respect of 2008 compensation, the Peer Group consisted of the following companies:
TOROMONT SELECT COMPARATORS

ACE Aviation Holdings Inc.
Agrium Inc.
Alcan Inc.
Algoma Central Corporation
AltaGas Resources Ltd.
ARC Resources Ltd.
ATCO Ltd. & Canadian
Utilities Limited
Barrick Gold Corporation
Bombardier Inc.
Canada Colours and
Chemicals Limited
Canadian National Railway Company
Canadian Natural Resources Limited
Canadian Oil Sands Limited
Canadian Pacific Railway
Canfor Corporation Catalyst Paper Corp.
Collicutt Energy Services Ltd.
Compton Petroleum Corporation
Domtar Inc.Emera Inc.
Enbridge Inc.
EnCana Corporation
Enerflex Systems Income Fund
Enerplus Resources Fund
Falconbridge Limited
Finning International Inc.
Fraser Papers Inc.
Groupe Laperriere & Verreault Inc.
Husky Energy Inc.	Husky Injection Moulding
Systems Ltd.
Imperial Oil Limited
Inco Limited
Inmet Mining Corporation
Inter Pipeline Fund
Kinross Gold Corporation
Magna International
Methanex Corporation
Nexen Inc.
NOVA Chemicals Corporation
Pembina Pipleline Corporation
Pengrowth Management Limited
Petro-Canada
PrimeWest Energy Trust
Shell Canada Limited	Shiningbank Energy
Management Inc.
TransAlta Corporation
Transat A.T. Inc.
Sico Inc.
Strongco Income Fund
Suncor Energy Inc.
Talisman Energy Inc.
Teck Cominco Ltd.
TransCanada PipeLines Limited
Vermillion Energy Trust
Wajax Income Fund
WestJet
There was no change in the Corporation’s philosophy regarding executive compensation or the senior management compensation program in 2008.

Elements of Compensation
All of the elements of compensation discussed below are applicable to the compensation of the Other Named Executive Officers. The elements described under “Annual Bonus Incentive” and “Retirement Programs” are not applicable to the compensation of Messrs. Ogilvie and Hill as they are paid fixed monthly amounts in lieu of participation in the annual bonus incentive and pension plans (although Mr. Ogilvie will participate in the Annual Bonus Incentive commencing in 2009).
Salaries
Base salary levels are determined primarily as a result of the assessment of the nature of the position and contribution of each Named Executive Officer. The Corporation believes that the current salary levels of the Named Executive Officers are reasonable in relation to the Corporation’s financial performance and what it would have to pay to recruit executive officers with similar qualifications and experience.
Messrs. Ogilvie and Hill were each paid a fixed monthly salary in their capacities as executive officers. Their total monthly payment is comprised of three components that are intended to reflect three elements of compensation. A portion reflects the annual salary that they would have otherwise earned, another portion is paid in lieu of their participation in the annual bonus incentive plan and the final portion is paid in lieu of their participation in the Corporation’s pension plans. Mr. Ogilvie’s fixed aggregate salary for the year ended December 31, 2008 was $1,903,440 (representing an imputed annual salary of $721,000, an imputed fixed annual bonus of $865,200 (120% of his imputed annual salary) and an imputed $317,240 per annum in lieu of pension service credits). Mr. Ogilvie’s total compensation on an annualized basis in 2008 of $2,113,440 (inclusive of his $210,000 Chair fee) would place him at approximately the 50th percentile of CEO overall compensation for 2007 among Peer Group companies. There was no comparison to a peer group in 2008 as there was no increase in compensation. Prior to his retirement in May, 2008, Mr. Hill’s fixed aggregate salary for the fiscal year ending December 31, 2008 was $939,360, ($78,280 per month) representing an imputed annual salary of $412,000, an imputed fixed annual bonus of $370,800 (90% of his imputed annual salary) and an imputed $156,560 per annum in lieu of pension service credits. The employment of Mr. Ogilvie renews automatically for one year terms but may be terminated by the Corporation at any time upon thirty days written notice with no severance payment.
Annual Bonus Incentives
For the year ended December 31, 2008, the Corporation provided annual bonus incentive compensation to the Other Named Executive Officers through the Executive Incentive Plan. The aggregate amount of bonuses awarded under this incentive plan were determined using two established business performance indicators and a qualitative performance assessment. Bonuses awarded to the Named Executive Officers under the Executive Incentive Plan use Return on Shareholders’ Equity (“ROSE”) and Growth in Net Income (“GNI”) as the business performance indicators. Awards commence at a ROSE threshold of 8% and GNI of 1%. The factors used to determine qualitative performance, as determined annually by the HRC Committee, include, where applicable, leadership, growth initiatives, succession planning, health and safety metrics, the assumption of additional responsibilities and satisfaction levels of customers, suppliers and employees. In addition, in limited circumstances, the HRC Committee may award additional merit bonuses for extraordinary performance including work on special projects.
Forty percent (40%) of the bonus awarded under the Executive Incentive Plan is accounted for by ROSE, forty percent (40%) by GNI and twenty percent (20%) by the qualitative performance assessment of the executive officer. The HRC Committee believes that such metrics are fair to shareholders, the Corporation and the executive officers to be compensated and drives appropriate behaviour on the part of such executives, as demonstrated by the Corporation’s long-term financial performance. The maximum amount of the bonuses and the targets vary as follows based on the positions and responsibilities of the executive:

CHIEF EXECUTIVE OFFICER

Target Bonus - 125% of base salary - Maximum Bonus 200%

40%	12.5% for each 1% over 8% ROSE to a maximum of 200% of base salary achieved at 24%
40%	9.62% for each 1% earnings growth to a target bonus of 125% of base salary at 13%
10.71% for each 1% earnings growth between 13% and 20%
Maximum of 200% of base salary achieved at 20%
20%	Qualitative achievement of annual C.E.O. objectives

VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Target Bonus - 80% of base salary - Maximum Bonus 125%

40%	8% for each 1% over 8% ROSE to a target bonus of 80% of base salary at 18% ROSE.
Maximum bonus of 125% of base salary achieved at 24%
40%	6.15% for each 1% earnings growth to a target bonus of 80% of base salary at 13%
6.43% for each 1% earnings growth between 13% and 20%
Maximum bonus of 125% of base salary achieved at 20% earnings growth
20%	Qualitative achievement

OTHER VICE PRESIDENTS

Target Bonus - 75% of base salary - Maximum Bonus 100%

40%	7.5% for each 1% over 8% ROSE to a target bonus of 75% of base salary at 18% ROSE.
Maximum bonus of 100% of base salary achieved at 24%
40%	5.77% for each 1% earnings growth to a target bonus of 75% of base salary at 13% growth
3.57% for each 1% earnings growth between 13% and 20%
Maximum bonus of 100% of base salary achieved at 20% earnings growth
20%	Qualitative achievement
In 2008, ROSE was 21.5% and GNI was 15% and as such, quantitative bonuses of 69% to 84% of salary were awarded in accordance with the above formula. The average qualitative bonus was 20% of salary. ROSE is calculated by dividing full year net earnings of the Corporation by opening shareholders’ equity. GNI is calculated by determining the year over year increase in Net Income of the Corporation. In addition, Messrs. Jewer, Wetherald and Cuddy were awarded merit bonuses of $59,000, $26,000 and $5,500, respectively, for recognition of their exceptional performance in 2008.
Deferred Share Unit Plan
As described on page 9, the Corporation maintains a DSU Plan. Beginning in the 2008 calendar year, the Board determined that certain key employees, including the Other Named Executive Officers, could participate in the DSU Plan. The issue of DSUs to key employees increases their investment in the Corporation by permitting these key employees to defer all or part of their annual bonus and linking the deferred amount of the annual bonus to the share performance of the Corporation. If a key employee elects to participate in the DSU Plan, all or part of their annual bonus can be converted to DSUs by dividing the relevant bonus by the daily average of the high and low board lot trading prices of the Corporation’s common shares on the TSX for the five trading days immediately preceding the conversion date. Timing of the conversion date is determined in the sole discretion of the Board. As with Director participants in the DSU Plan, additional DSUs are credited to key employee participants on the regular dividend payment dates as all dividends are assumed to be reinvested. In addition, the DSU Plan provides the Board with the authority to grant DSUs on a discretionary basis to key employees regardless of their decision to participate in the DSU Plan, with vesting conditions determined by the Board. No such discretionary DSUs were granted in 2008. Participants cannot redeem their DSUs until they are no longer an employee or Director, as applicable, of the Corporation. DSUs become redeemable at the option of the participant at a date (or two dates) no later than December 15 of the first calendar year commencing after their service with the Corporation is terminated. Any such participant will be entitled to one (or two, as applicable) lump sum cash payment as soon as practicable after the applicable redemption date in an aggregate amount equal to the value of the DSUs to be redeemed less any required withholding.

Long-Term Equity Based Incentives
The Option Plan, as described on page 17, is the Corporation’s long-term incentive program for executives. Options under the plan are granted by the Board of Directors. See “Executive Stock Option Plan” for a description of the Option Plan and the process by which grant sizes are determined.
This Option Plan is intended to emphasize management’s commitment to growing the Corporation and enhancing shareholder wealth through consistent improvement in net earnings and return on shareholders’ equity.
Retirement Programs
The Corporation maintains a registered defined contribution plan (the “Defined Contribution Plan”) to provide payments to eligible employees of the Corporation and certain subsidiaries after retirement and until death in respect of their service as employees. Each of the Other Named Executive Officers participates in the Defined Contribution Plan. Messrs. Ogilvie and Hill do not participate in this Plan.
In 2005, the Corporation implemented a supplemental employee retirement plan (the “Supplemental Employee Retirement Plan”) for an additional group of senior managers (including the Other Named Executive Officers) at the Corporation and its subsidiaries. This supplemental plan provides for the establishment of a supplementary liability account by the Corporation to the extent that the normal employer contributions (as defined under the Defined Contribution Plan) to the Defined Contribution Plan exceed the restrictions imposed by the Income Tax Act (Canada) in any particular year. Interest income for any particular year is credited to each individual’s supplementary account at the end of each fiscal year, based on a rate equivalent to the lesser of (a) the prior year’s annual rate of increase in the consumer price index plus 4%, and (b) 9%, multiplied by the beginning account balance for such year. As the annual rate of increase in the consumer price index in the 2007 fiscal year was 2.1%, for 2008 the applicable rate applied to the account balance for such year was 6.1%. The Corporation’s contributions vest after two years of membership in the Supplemental Employee Retirement Plan. The employer’s normal contribution under the Defined Contribution Plan is 10% of the Supplemental Employee Retirement Plan participant’s base salary and the participant’s contribution is 5% of their base salary (until the maximum contribution is reached).
The total cost to the Corporation in 2008 for the Supplemental Employee Retirement Plan was $275,019. The accrued liability under the Supplemental Employee Retirement Plan was $813,920 as at December 31, 2008.
The Corporation maintains a non-contributory defined benefit pension arrangement (the “Defined Benefit Plan”) for a number of retirees (including Messrs. Ogilvie and Hill) and one active employee (who is not a Named Executive Officer). Following the retirement of Mr. Ogilvie in 2005 and Mr. Hill in 2006, Messrs. Ogilvie and Hill started to receive payments as retirees under the Defined Benefit Plan. Since being re-appointed as executive officers in 2006, Messrs. Ogilvie and Hill have continued to receive payments under the Defined Benefit Plan but neither has accrued any additional benefits under this plan since their earlier retirement. The Defined Benefit Plan pays annual pensions at normal retirement equal to 2% of the executive’s average earning (base salary plus cash bonuses) multiplied by the number of years of service with the Corporation. Under the Defined Benefit Plan, the average earnings are calculated as the best five consecutive calendar years of such earnings over the executive’s period of employment with the Corporation. The maximum pension payable (inclusive of government benefits) is 60% of the executive’s average annual earnings. Pensions are payable in monthly instalments for the lifetime of the executive, with a 10-year guarantee. See “Pension Plan Benefits — Defined Benefit Plan Table” for benefits payable to Messrs. Ogilvie and Hill under the Defined Benefit Plan.
Further details on benefits and payments to the Named Executive Officers under the Defined Contribution Plan, the Supplemental Employee Retirement Plan and the Defined Benefit Plan can be found under the heading “Pension Plan Benefits”.
All Other Compensation
The Corporation uses limited amounts of executive benefits and perquisites to provide the Named Executive Officers with a competitive total compensation package that allows them to focus on their daily responsibilities and the achievement of the Corporation’s objectives. The perquisites provided to the Named Executive Officers consist of executive medical benefits of up to $10,000 per year, life insurance premiums, automobile allowance and associated expenses, club membership dues, and financial consulting services of up to $10,000 per year (the value of all of which, except for the medical benefits, are included as taxable income to the executive). The HRC Committee does not believe that perquisites and other benefits should represent a significant portion of the compensation package of the Named Executive Officers. In 2008, perquisites and other benefits represented less than 5% of the total compensation of the Named Executive Officers.
SHARE PERFORMANCE GRAPH
The following graph compares the cumulative total shareholder return for $100 invested in common shares of Toromont Industries Ltd. on December 31, 2003 with the cumulative total return of the S&P/TSX Composite Total Return Index for the five most recently completed fiscal years, assuming reinvestment of all dividends.
Cumulative Value of $100 Investment Assuming
Reinvestment of Dividends
For each of the past five years, aggregate annual NEO compensation has increased relative to each of total shareholder return, ROSE and GNI on the following basis:

year	total shareholder return (%)	ROSE (%)	GNI (%)	NEO compensation (%)
2004	27	18.7	20	30.4
2005	24	18.9	12	-17.2
2006[1]	-2	20.6	26	40.2
2007[2]	17	21.6	23	-39
2008	-17	21.5	15	-5.3

Note:

(1)	2006 included a one-time severance payment of approximately $3,500,000. Excluding that payment the percentage increase is -14.2%.

(1)	(2) Excluding the severance payment in 2006, the percentage increase is 0%.

EXECUTIVE STOCK OPTION PLAN
The Corporation maintains an Executive Stock Option Plan. Options granted under the Option Plan are not exercisable until the first anniversary of the date of the grant of the options. Options become exercisable at the rate of 20% on each anniversary of the date of grant on a cumulative basis and become fully exercisable on the fifth anniversary of the date of grant. Each option must be exercised not later than seven years from the date of the grant of the option.
The Option Plan is administered by the Board of Directors. Grant sizes are recommended by the Chief Executive Officer, determined by the HRC Committee and approved by the Board of Directors after considering amounts and terms of outstanding options and, as previously discussed, recommendations on competitive market practices for overall compensation packages as provided by independent, external consultants. In addition, in determining the number of options to be granted to an individual, the HRC Committee considers the person’s level of responsibility and past and expected future contributions to the Corporation. In order to be considered for an award of options under the Option Plan, an employee (except new employees) must own shares of the Corporation. As a general rule, the employee will not be granted options in any year for shares in excess of the number of shares owned. However, new employees may be given a grace period of two years to accumulate the necessary stake. The exercise price of each option is fixed by the Board of Directors at the time of grant of the option and, so long as the common shares of the Corporation are listed and posted for trading on the TSX, shall be equal to the weighted average price per share at which the common shares of the Corporation have traded on the TSX during the last five trading days prior to the date of grant of the option on which at least a board lot of common shares of the Corporation has traded (the “Grant Date Market Value”). If the grant of options occurs during a black-out period, the exercise price of each option will be fixed at the greater of the Grant Date Market Value and the weighted average price per share at which the common shares of the Corporation have traded on the TSX during the five trading days on which at least a board lot of common shares of the Corporation has traded following the end of the black-out period. Unless discontinued earlier by the Board of Directors, the Option Plan will terminate on April 15, 2010, subject to the right of the Board of Directors to renew the Option Plan from time to time for successive periods not exceeding three years in length.
Current participants in the Option Plan are the Named Executive Officers, the independent Directors and senior personnel at the Corporation and each division and subsidiary. The total number of outstanding options is 2,293,039 (including a grant of 498,000 options in February, 2009) representing 3.5% of the Corporation’s currently outstanding shares. In addition, there remained an additional 1,565,310 options available for issuance, or 2.4% of the Corporation’s currently outstanding shares. No one person is entitled to receive options representing more than 5% of the currently outstanding shares. An employee that is terminated ceases to be entitled to receive options and must exercise all vested options within the time limits specified in the Option Plan. Options may not be assigned by the recipient but may be exercised by the legal representative or estate of the recipient. In 2007 the Corporation’s shareholders approved certain revisions to the amending provisions of the Option Plan that specifically empower the Board of Directors (or a committee thereof) to make amendments, subject to applicable regulatory approval and provided that certain amendments will always require shareholder approval, including the introduction of, and subsequent amendment to, such amending provisions, as well as any reduction in the exercise or purchase price, or an extension of a term, of an option granted to an insider.
SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation provided, either directly or indirectly, by the Corporation or a subsidiary of the Corporation to each Named Executive Officer for the fiscal year ended December 31, 2008 for services provided by them to the Corporation or a subsidiary of the Corporation during the most recently completed financial year of the Corporation.

		Option-	Annual non-equity
		based	incentive plan	Pension	All other	Total
	Salary	awards(2)	compensation(3)	value	compensation(4)	compensation
Name and principal position	($)(1)	($)	($)	($)	($)	($)
Robert M. Ogilvie(5)	2,113,440	207,000	N/A	N/A	36,224	2,356,664
Chairman and Chief Executive Offficer

Wayne S. Hill(6)	428,900	103,500	N/A	N/A	25,718	558,118
Former Executive Vice President

Paul R. Jewer	375,000	103,500	450,000	40,753	47,050	1,016,303
Vice President and Chief Financial Officer

Michael P. Cuddy	265,000	69,000	240,000	28,552	31,046	633,598
Vice President and Chief Information Officer

David C. Wetherald	270,000	69,000	265,000	28,617	33,176	665,793
Vice President, Human Resources & Legal and Corporate Secretary

Notes:

(1)	For Messrs. Ogilvie and Hill, the salary amount includes base salary and payments in lieu of annual bonus incentives and pension credits.

(2)	The Corporation uses the Black-Scholes method of valuation to derive the values for the option grants as this is the industry standard. The Corporation chose this method as it is a commonly used and market accepted methodology and consistent with past practice. The strike price used was $28.84, expected life of option – 5.84 years, expected volatility – 25%, expected dividend yield – 1.9% and risk free interest rate of 3.3%. Using such methodology, the grant date fair value was $6.90.

(3)	All such payments were made pursuant to the Corporation’s Annual Incentive Plan described on page 13.

(4)	All other compensation includes the following: Mr. Ogilvie (automobile allowance and associated expenses $19,256, club dues $3,988 and executive medical expenses $9,831); Mr. Hill (automobile allowance and associated expenses $9,628, consulting services $7,260 and executive medical expenses $5,599); Mr. Jewer (automobile allowance and associated expenses $17,455, club dues $5,392, consulting services $11,093 and executive medical expenses $9,802); Mr. Cuddy (automobile allowance and associated expenses $18,144, club dues $7,060, consulting services $273 and executive medical expenses $3,115), and Mr. Wetherald (automobile allowance and associated expenses $23,288, club dues $5,963 and executive medical expenses $1,973). Each amount is based on the actual dollar amount reimbursed to the Named Executive Officer.

(5)	Mr. Ogilvie’s retainer of $210,000 for acting as Chair is included in his salary.

(6)	Mr. Hill’s retainer of $37,500 for acting as a Director is included in his salary.
INCENTIVE PLAN AWARDS
Outstanding Option-Based Awards
The following table details information concerning options to purchase common shares of the Corporation granted to the Corporation’s Named Executive Officers under the Corporation’s Option Plan that remain outstanding as at December 31, 2008.

	Option-based Awards
	Number of securities			Value of unexercised in-the-
	underlying unexercised	Option exercise price		money options
Name	options (#)	($)	Option expiration date	($)
Robert M. Ogilvie	60,000	$10.635	February 5, 2009	$741,300
	60,000	$10.71	January 28, 2010	$737,100
	60,000	$16.59	February 3, 2011	$384,300
	30,000	$21.94	February 14, 2012	$31,500
	5,000	$24.58	February 13, 2013	$0
	5,000	$25.68	February 6, 2014	$0
	30,000	$26.15	August 14, 2014	$0
	30,000	$28.84	February 5, 2015	$0

Wayne S. Hill	60,000	$10.71	January 28, 2010	$737,100
	60,000	$16.59	February 3, 2011	$384,300
	30,000	$21.94	February 14, 2012	$31,500
	30,000	$24.58	February 13, 2013	$0
	5,000	$25.68	February 6, 2014	$0
	15,000	$26.15	August 14, 2014	$0
	15,000	$28.84	February 5, 2015	$0

Paul R. Jewer	20,000	$22.78	November 2, 2012	$4,200
	10,000	$24.58	February 13, 2013	$0
	10,000	$25.68	February 6, 2014	$0
	15,000	$28.84	February 5, 2015	$0

	Option-based Awards
	Number of securities			Value of unexercised in-the-
	underlying unexercised	Option exercise price		money options
Name	options (#)	($)	Option expiration date	($)
Michael P. Cuddy	8,000	$10.71	January 28, 2010	$98,280
	8,000	$16.59	February 3, 2011	$51,240
	6,000	$21.94	February 14, 2012	$6,300
	7,500	$24.58	February 13, 2013	$0
	10,000	$25.68	February 6, 2014	$0
	10,000	$28.84	February 5, 2015	$0

David C. Wetherald	5,000	$21.94	February 14, 2012	$5,250
	6,500	$24.58	February 13, 2013	$0
	7,500	$25.68	February 6, 2014	$0
	10,000	$28.84	February 5, 2015	$0
Incentive Plan Awards – Value Vested or Earned During the Year
The following table sets forth information regarding the vesting of option-based awards during the fiscal year ended December 31, 2008 for each of the Named Executive Officers on an aggregated basis.

Option-based awards – Value vested during the year
Name	($)
Robert M. Ogilvie	$402,000
Wayne S. Hill	$413,200
Paul R. Jewer	$14,240
Michael P. Cuddy	$63,369
David C. Wetherald	$17,636
Securities Authorized for Issuance Under Equity Compensation Plans

	Number of Securities to be		Number of securities remaining
	issued upon exercise of	Weighted average exercise price	available for future issuance under
	outstanding options, warrants	of outstanding options, warrants	equity compensation plans (excluding
Plan Category	and rights	and rights	securities reflected in column (a))
(as of December 31, 2008)	(a)	(b)	(c)
Equity compensation plans approved by securityholders	1,917,599	$21.62	2,044,710
Equity compensation plans not approved by securityholders	N/A	N/A	N/A

Total	1,917,599	$21.62	2,044,710

For a more detailed description of the Option Plan, please see page 17.
PENSION PLAN BENEFITS
Defined Benefit Plan Table
The following table sets forth certain information regarding the Defined Benefit Plan that provides for pension benefits to the Named Executive Officers set out below at, following, or in connection with retirement.

		Annual benefits
	Number of	payable		Accrued			Accrued
	Years	($)		obligation at start	Compensatory	Non-compensatory	obligation at
	Credited	At year	At age	of year	change	change	year end
Name	service (#)	end	65	($)	($)	($)	($)
Robert M. Ogilvie	20	569,523	569,523	8,043,598	0	(844,603)	7,198,995
Wayne S. Hill	21	238,096	238,096	4,479,778	0	(616,845)	3,862,933
Mr. Ogilvie retired at age 60 on May 31, 2005 with 20 years of service and a secured pension entitlement under the Defined Benefit Plan of $569,523 per year. His pension entitlement is unaffected by his re-appointment as Chief Executive Officer. Mr. Hill retired at age 60 on May 31, 2006 with 21 years of service and a secured pension entitlement under the Defined Benefit Plan of $238,096 per year. His pension entitlement was unaffected by his re-appointment as Executive Vice-President.
Messrs. Ogilvie and Hill did not earn any additional pension service credits in 2008. A portion of their fixed salary for 2008 was paid in lieu of their participation in any of the Corporation’s pension plans. Accordingly, there was no service cost to the Corporation.
Defined Contribution and Supplemental Plan Table
The following table sets forth certain information regarding the Defined Contribution Plan and Supplemental Employee Retirement Plan that provides for pension benefits to the Named Executive Officers set out below at, following, or in connection with retirement.

	Accumulated value at
	start of year	Compensatory	Non-Compensatory	Accumulated value at year end
Name	($)	($)	($)	($)
Paul R. Jewer	50,370	40,573	0	90,943
Michael P. Cuddy	290,902	28,552	(36,094)	283,360
David C. Wetherald	84,022	28,617	(5,049)	107,590
For further details regarding the Defined Contribution Plan and Supplemental Employee Retirement Plan, please see “- Compensation Discussion and Analysis — Elements of Compensation — Retirement Programs” on page 15.
TERMINATION AND CHANGE OF CONTROL BENEFITS
Payments on Termination other than in Connection with a Change of Control
Other than the Change of Control Agreements (as defined below), the Corporation does not have any employment or other agreements or arrangements that provide for payments to be made to the executive officers following a termination of employment, and the Corporation does not have a formal severance policy for the Named Executive Officers. However, the Named Executive Officers will receive certain benefits under the Corporation’s compensation plans and programs upon termination of employment, absent a change in control, as described below.
As Robert M. Ogilvie has reached normal retirement age, the table below reflects the value of vested options held by Robert M. Ogilvie in the event of various termination scenarios. For the value of options, the amounts shown assume that such termination was effective as of December 31, 2008 and the value of our common share was the December 31, 2008, closing market price of $22.99.

		Option-based awards -
		Value of Vested and Unexercised In-the-Money Options
Name	Termination Scenario	($)
Robert M. Ogilvie	Retirement at normal retirement age	1,894,200

	Termination, early retirement or voluntary resignation	1,894,200
Option Plan
The Option Plan contains provisions concerning the treatment of options upon termination of employment, retirement, death or permanent disability, in each case absent a change of control. As discussed under the heading “Executive Stock Option Plan”, an employee that is terminated ceases to be entitled to receive options and must exercise all vested options within the time limits specified in the Option Plan. Holders of options under the Option Plan that retire at normal retirement age or cease to be employed as a director or officer as a result of death or permanent disability will have all unexercised options fully vest. If a holder of options ceases to be employed as a director or officer by reason of early retirement or voluntary resignation, such a holder is only entitled to exercise options to the extent vested at the applicable date.

As of December 31, 2008 none of the Other Named Executive Officers have reached normal retirement age. As a result, the value of payments that would be made under the Option Plan in connection with termination of employment, retirement or resignation of the Other Named Executive Officers on December 31, 2008, in each case absent a change of control, would be as set forth in the table above under the heading “Incentive Plan Awards — Outstanding option-based awards”.
DSU Plan
Under the DSU Plan, all DSUs become redeemable at the member’s option in accordance with the terms of the DSU Plan following termination of employment, resignation, retirement or death. Using the daily average of the high and low board lot trading prices of the Corporation’s common shares on the TSX for the five trading days immediately preceding December 31, 2008 of $21.03, the following amounts representing vested DSUs would be payable at the option of the Named Executive Officers in connection with termination of employment, resignation, retirement or death on December 31, 2008: Paul R. Jewer: $ 84,938; Michael P. Cuddy: $ 19,414; and David C. Wetherald: $ 50,524.
Pension Plans
The lump sum values of pension benefits accrued under the Defined Contribution Plan and the Supplemental Employee Retirement Plan for the Other Named Executive Officers had they resigned effective December 31, 2008 are set out in the table above under the heading “Pension Plan Benefits - Defined Contribution and Supplemental Plan Table”. As previously noted under the heading “Compensation Discussion and Analysis – Elements of Compensation – Retirement Plans”, Messrs. Ogilvie and Hill receive payments as retirees under the Defined Benefit Plan and termination of their employment, resignation or retirement would not affect these payments.
Under the Supplemental Employee Retirement Plan, absent a change in control and subject to the terms below, a full distribution of benefits under the plan is made if the participant retires after completing two years of membership in the plan. Participants are also entitled to distribution of all benefits under the plan if their employment is terminated after completing two years of membership in the plan. A participant forfeits benefits under the Supplemental Employee Retirement Plan if they compete with any business carried on by the Corporation or its subsidiaries, act as a consultant to a firm competing with the Corporation or its subsidiaries or engage in any other activity which is prejudicial to the interests of the Corporation or its subsidiaries, in each case without prior consent. In addition, benefits under the Supplemental Employee Retirement Plan are forfeited if a member discloses confidential information, is terminated for cause or is terminated prior to the vesting period.
Absent a change of control, where pension benefits have vested in accordance with the terms of the Defined Contribution Plan the value of a member’s account shall be made available to such member following termination of employment, retirement or death.
Payments on Termination in Connection with a Change of Control
Change of Control Agreements
Each of the Other Named Executive Officers and ten other members of senior management have five-year renewable change of control agreements in place with the Corporation (the “Change of Control Agreements”). Amounts noted in the table below become payable to the Other Named Executive Officers in connection with the termination of their employment in certain circumstances within the three-year period (“Control Change Period”) following a “Control Change” of the Corporation or termination of their employment in certain circumstances at a time when such a Control Change was imminent (either, a “Trigger Event”).
For purposes of the Change of Control Agreements, a “Control Change” will occur if (i) an individual or group acquires securities of the Corporation or associated rights that attach voting rights sufficient to cast more than 35% of the votes to elect Directors of the Corporation, (ii) incumbent Directors cease to constitute a majority of the board of directors of the Corporation, (iii) approval by the shareholders of the Corporation of a transaction pursuant to which the shareholders immediately prior to the transaction do not immediately after completion of the transaction hold shares entitling them to cast more than 50% of the votes attached to shares in the capital of the continuing corporation to elect directors of that corporation, or (iv) a liquidation, dissolution or winding up of the Corporation or sale, lease or other disposition of all or substantially all the assets of the Corporation (other than to a subsidiary or which does not result in a change in the ultimate shareholders of the Corporation or such subsidiary). Further, it is a Trigger Event under the Change of Control Agreements if it can be demonstrated that termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Control Change or otherwise arose in connection with or in anticipation of a Control Change.
Under the Change of Control Agreements, “Just Cause” for dismissal will arise in the event of wilful failure to perform duties, wilful engaging in any act which is injurious to the Corporation, or wilful engaging in certain illegal acts. “Good reason” under the Change of Control Agreements will arise if the Corporation or its subsidiaries (i) materially reduces or modifies the executive’s position, responsibilities or authority, or the executive is effectively prevented from carrying out duties, (ii) reduces any form of remuneration of the executive, adversely changes the basis upon which such remuneration is determined or fails to increase remuneration in manner consistent with policies prior to a Control Change, (iii) fails to continue in effect any benefits, bonus, compensation plan, stock option plan or other purchase plan, life insurance, disability plan, pension plan or retirement plan which the executive is participating in or entitled to participate in prior to the Control Change, or fails to take action or takes action which adversely affects these rights, (iv) relocates the executive from the location of employment prior to the Control Change, (v) takes action to deprive the executive of any material fringe or other benefit or entitlement enjoyed before the Control Change, or (vi) breaches the Change of Control Agreements. “Disability” under the Change of Control Agreements means an executive’s failure to substantially perform his duties for the Corporation on a full-time basis for a period of six months out of any 18-month period where such inability is a result of a physical or mental illness or disability. “Retirement” under the Change of Control Agreements means retirement by an executive on the date which the executive turns 65 years of age.
It is a Trigger Event under the Change of Control Agreements where there has been (i) termination of employment by the Corporation during the Control Change Period other than for just cause or on account of retirement, disability or death or (ii) termination of employment by the executive during the Control Change Period for good reason. In connection with a Trigger Event, each executive named immediately above is entitled to payment by us, within 10 days of such termination, of the executive’s compensation earned but not paid prior to the date of termination plus two times the average total annual compensation (which includes bonus and benefits) for the previous 24 months. Upon such Trigger Event, each executive named immediately above will also be entitled to receive from the Corporation within 10 days of his or her termination an amount on account of pension benefits to which he otherwise would have been entitled plus any pension benefits to which the executive would be entitled had his employment continued until the earlier of his normal retirement, death or two years following the date of termination of employment. In addition, all unvested stock options held by the executive will be immediately exercisable.
Under the Change of Control Agreements, if employment of an executive is terminated during the Control Change Period by reason of retirement, death or disability, the executive or his family shall be entitled to receive the applicable benefits in a manner consistent with and at least equal to those provided by the Corporation prior to a Control Change.
If there is termination of employment of an executive during the Control Change Period by (i) the Corporation for just cause, or (ii) the executive other than for good reason, the Corporation must pay the annual compensation (including severance, equity awards and pension benefits) earned by or payable to the executive during the then current fiscal year of the Corporation up until termination of employment.
The table below reflects the incremental amount of compensation payable to its Other Named Executive Officers under the Change of Control Agreements. The amounts shown assume that such termination upon a Trigger Event was effective as of December 31, 2008 and the value of our common shares was the December 31, 2008, closing market price of $22.99. The actual amounts that would be paid upon an Other Named Executive Officer’s termination of employment in connection with a change in control can be determined only at the time of any such event.

					Total
	Salary, Bonus and	Pension Benefits	Value of DSUs	Value of unexercised in-the-	Incremental
Name	Benefits ($) (1)	($)	($)	money options ($)	Obligation ($)
Paul R. Jewer	1,740,000	75,000	84,938	4,200	1,904,138
Michael P. Cuddy	1,098,000	53,000	19,414	155,820	1,326,234
David C. Wetherald	1,103,000	54,000	50,524	5,250	1,212,774

Notes:

(1)	We have assumed that benefits are worth 20% of base salaries.
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
Maintaining a strong and effective corporate governance program is a principal priority for the Corporation. The NCG Committee on behalf of the Board monitors the governance program and its effectiveness. The program includes the activities of the Board of Directors, the members of which are elected by and are accountable to the shareholders, and the activities of management who are appointed by the Board and who are charged with the day-to-day management of the Corporation.
The Board of Directors believes that the Corporation is in compliance with National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”), National Instrument 58-101 Disclosure of Corporate Governance Practices and Multilateral Instrument 52-110 Audit Committees (“MI 52-110”). The information required by Form 52-110F1 of MI 52-110 is contained in the Corporation’s 2009 Annual Information Form under the heading “Audit Committee Information” and in Appendix A of the 2009 Annual Information Form.
There is no shareholder of the Corporation with the ability to exercise a majority of the votes for the election of the Board of Directors.
Director Independence
Seven of nine Directors are independent. See page 7 for full details.
Board and Committee Mandates
The Board of Directors has documented and regularly assesses the roles and responsibilities for the Board, for each of the Committees of the Board, for the Lead Director, for the Chairman and for the President and Chief Executive Officer, inclusive of scope and limits of authority of management. The Board acts in a supervisory role and any responsibilities not delegated to management remain with the Board. The Board’s supervisory role includes such matters as the strategic planning process, identification and management of risks, succession planning, communication policy, internal controls and governance. The Board’s Mandate is attached to this document as Schedule A.
A Lead Director is appointed by the Board of Directors to facilitate the functioning of the Board independently of management and serves as a non-partisan contact for other Directors on matters not deemed appropriate to be discussed initially with the Chairman or in situations where the Chairman is not available. The Lead Director is available to counsel the Chairman on matters appropriate for review in advance of discussion with the full Board of Directors. The Lead Director chairs a session at each regularly scheduled Board meeting, and as otherwise required, during which only outside Directors and invitees are present. The Board and its Committees met a total of 10 times in 2008 without the presence of management.
Committees of the Board are an integral part of the Corporation’s governance structure. Three Committees have been established with a view to allocating expertise and resources to particular areas, and to enhance the quality of discussion at the Board meetings. The Committees facilitate Board decision-making by providing recommendations to the Board on matters within their respective responsibilities. Each Committee has documented Terms of Reference and role descriptions for Committee Chairs approved by the Board of Directors.
All Committees are comprised solely of Directors who are independent of management. A summary of the responsibilities and the membership of the Committees follow.

The Nominating and Corporate Governance Committee is comprised of R.G. Gage (Chairman), D.A. Galloway and J.S. McCallum. Principal responsibilities are reviewing and making recommendations as to all matters relating to effective corporate governance. This Committee is responsible for assessing effectiveness of the Board, its size and composition, its committees, director compensation, the Board’s relationship to management and individual performance and contribution of its Directors. This Committee is also responsible for identification and recruitment of new directors and new director orientation.
The Audit Committee is comprised of J.S. McCallum (Chairman), R.M. Franklin and R.G. Gage. Principal duties include oversight responsibility for financial statements and related disclosures, reports to shareholders, continuous disclosure and other related communications, establishment of appropriate financial policies, the integrity of accounting systems and internal controls, approval of all audit and non-audit services provided by the independent auditor, consultation with the auditor independent of management and overseeing the work of the auditor and internal audit department. Information regarding the Audit Committee required by MI 52-110, including its charter and the qualifications of its members, can be found in the sections entitled “Audit Committee Information” on pages 13 and 14 of the Company’s 2009 Annual Information Form filed on SEDAR.
The Human Resources and Compensation Committee is comprised of R.M. Franklin (Chairman), D.A. Galloway and H.S. Marshall. Principal responsibilities include compensation of executive officers and other senior management, short and long-term incentive programs, pension and other benefit plans, executive officer appointments, evaluation of performance of the President and Chief Executive Officer, succession planning and executive development. The Committee also oversees compliance with the Corporation’s Code of Business Conduct and health, safety and environment program.
Annually, the Directors complete confidential questionnaires in which they are asked to assess, among other matters: their effectiveness as Directors; the effectiveness of the Board (as a whole and individually) and its Committees (with a view to improving corporate governance practices in line with the changing business environment); the skills needed by the Board; the Corporation’s strategic direction; the Board’s interaction with management, and the success of the Corporation’s communications program. Opportunity for peer review is provided within both questionnaires and through individual meetings with Directors. These questionnaires are reviewed by the Chairman and the NCG Committee and discussed with the Board of Directors. As necessary, individual discussions are held between the Chairman and individual Directors. In addition, the Lead Director holds in-camera meetings as required and at least once a year with the other Directors to discuss the Chairman’s performance. The Lead Director then meets with the Chairman to discuss the findings of such meetings.
The Corporation has policies that describe how the Board, Chairman and NCG Committee work together to identify the need for new directors, the skills and experience they should possess and the process of identifying and approaching such candidates. The multi-step process can be summarized as follows: (1) the Board determines the need to recruit a new Director; the Board (with the assistance of the NCG Committee) determines the required competencies and skill set to complement the existing Board members (based on observations and the results of the Director evaluation process); the Board identifies initial candidates and considers the need for recruiting assistance; (2) the NCG Committee receives such information, identifies additional candidates (with the identified competencies and skills), engages a consultant if necessary, qualifies candidates and recommends a short list to the Board; (3) the Board considers the recommendations and creates a short list of candidates; and (4) the Corporation’s Chairman, the CEO and the Chair of the NCG Committee work together to develop the best plan to recruit the identified candidates. Prospective directors are given a clear indication of the workload and time commitment required to serve on the Corporation’s Board. An example of the success of the foregoing process was the addition of the two new Directors in 2007 – both of whom brought new skills and experiences to the Corporation from the oil and gas industry in Western Canada and the United States respectively.
The NCG Committee provides an orientation program for new directors, which allows new directors to contribute effectively from the outset of their appointment. The program includes familiarizing new directors with the nature of the business, current issues, the Corporation’s strategy, the Corporation’s expectations concerning input from Directors and Directors’ general responsibilities. Most of this information is contained in the Director’s Manual. In addition, from time to time, the Board holds meetings at various Corporation sites to gain a better understanding of the Corporation’s business, its opportunities and risks. The Board also holds periodic meetings with senior management of the Corporation’s business units to receive presentations regarding the business environment for the particular business unit as well as detailed information regarding the business unit’s operations. In addition, Board members meet with customers and senior management at shareholder meetings and senior management at an annual dinner.
The Board maintains a policy that no Director will stand for re-election once they reach their 72nd birthday. The Corporation does not maintain a pension plan for Directors.
Share Ownership and Compensation
Share ownership, at all levels of the Corporation, has been a cornerstone of the Corporation’s operating philosophy, exemplified by substantial share positions that have been held by Directors, senior management and other employees through many years. This group beneficially owns in aggregate 5.6% of the outstanding common shares of the Corporation. In early 2008, the Corporation’s Employee Share Purchase Plan was amended to provide for a matching monetary contribution by the Corporation to encourage more employees to become shareholders of the Corporation.
Directors are expected to own shares in the Corporation equivalent to at least three times the Annual Director Retainer Fee within three years of election as Director. The Chief Executive Officer is required to own shares in the Corporation. It is expected that the Chief Executive Officer will accumulate shares with a value equivalent to not less than the CEO annual base salary within three years of date of appointment to this position. Both the Directors and the Chief Executive Officer exceed these share ownership requirements.
The Corporation as a general rule does not provide loans to its Directors and Officers and there were no such loans advanced or outstanding during the 2008 fiscal year. The Board must approve any loans that may be made to Directors and officers.
The Corporation maintains formal insider trading policies that include the following principles: it is not appropriate for employees to actively trade in the Corporation’s shares; and the Corporation has regular blackout periods (particularly in advance of the release of quarterly and annual financial results) when insider trading is not allowed.
Shareholder Communications
The Board (with specific responsibility at the Audit Committee) is responsible for and annually reviews the Corporation’s Corporate Disclosure Policy (the “Policy”) that describes the Corporation’s continuous disclosure policy. The Chief Financial Officer is responsible for the implementation and day-to-day operations of the Policy. The Policy is designed to ensure that relevant information is released in an appropriate and timely fashion. The Corporation has provided several avenues for shareholders to communicate with the Corporation. Mail, telephone calls, email through the Corporation’s website at www.toromont.com and correspondence to the Corporation’s compliance hotline are all dealt with promptly by the Corporation.
Expectations of Management
The Corporation has in place written descriptions as to the Board’s and its Committee’s responsibilities and management’s authorities and responsibilities so that management is fully aware of the nature and limits of its authority and responsibility. In addition, the Human Resources and Compensation Committee and the Board annually approves the CEO’s corporate objectives and reviews the CEO’s performance against such objectives. It is the Board’s expectation that management will conduct itself in a highly ethical fashion in implementing the Corporation’s strategy and achieving its goals.
Code of Business Conduct
The Corporation strives to maintain a highly ethical culture. As part of these efforts, the Corporation maintains a written Code of Business Conduct (the “Code”), applicable to all Directors, officers and employees, which provides guidance on areas such as conflict of interest, protection and proper use of corporate assets, confidentiality of information, and customer, supplier and competitor relationship management. The Audit Committee receives regular compliance reports with respect to the Code. Directors, officers and many employees are required to annually acknowledge their compliance with provisions of the Code. The Board annually reviews the provisions of the Code. The Code is available for review on the Corporation’s website at www.toromont.com. The Corporation has also established a toll-free, anonymous telephone and web-based compliance hotline, which can be used by employees and others to report suspected accounting or auditing irregularities and unethical behaviour impacting the Corporation. The hotline telephone number is 1-866-254-2730 and the website address is www.openboard.info/tih.
Indebtedness of Directors, Officers and Employees
As of February 27, 2009, no indebtedness was due from Officers, Directors, employees and former officers, former directors and former employees of the Corporation and its subsidiaries, whether incurred in connection with purchases of securities of the Corporation or otherwise.
Directors’ and Officers’ Liability Insurance
The Corporation provides directors’ and officers’ liability insurance with a policy limit of U.S. $60,000,000 per year and U.S. $60,000,000 per loss (including the Side A DIC Policy described below), subject to a deductible per occurrence of U.S. $250,000 for the Corporation. Under this insurance coverage the Corporation is reimbursed for payments made under corporate indemnity provisions on behalf of its Directors and Officers for losses arising during the performance of their duties, and individual Directors and Officers are reimbursed for losses arising during the performance of their duties for which they are not indemnified by the Corporation. The proportion of the premiums allocated to the fiscal year ended December 31, 2008 was $182,397 all of which was paid by the Corporation. The premiums for the policy are not allocated between Directors and Officers as separate groups. In 2008, the Corporation purchased a Side A DIC (Difference In Conditions) Directors & Officers insurance policy, with a policy limit of U.S. $10 million per occurrence dedicated fully to the Corporation’s Directors.
APPOINTMENT OF AUDITORS
The persons named in the enclosed form of proxy intend to vote for the re-appointment of Ernst & Young LLP, Chartered Accountants, Toronto, Ontario, as auditors of the Corporation to hold office until the next annual meeting of shareholders. Ernst & Young LLP were first appointed auditors of the Corporation on April 17, 1996.
One or more representatives of Ernst & Young LLP will be present at the Meeting, will have an opportunity to make a statement as he or she may desire and will be available to respond to appropriate questions.
FEES PAID TO ERNST & YOUNG LLP
For the year ended December 31, 2008, fees paid or accrued by the Corporation and its subsidiaries to Ernst & Young LLP were $1,880,690 (2007 — $1,310,701), as detailed below:

Year ended December 31,	2008	2007
Audit fees	1,087,000	$1,074,000
Audit related fees	686,749	156,500
Tax fees	80,168	80,201
All other fees	27,043	0

Total	1,880,960	$1,310,701

Non-audit services are pre-approved by the Audit Committee. The Committee has determined that the provision of the non-audit services for which the above fees were rendered is compatible with maintaining the independence of the auditors of the Corporation. In addition, the Audit Committee receives a quarterly report from management on the amount of non-audit services provided by Ernst & Young LLP. See page 14 of the Corporation’s 2009 Annual Information Form for additional information.

SPECIAL BUSINESS
On November 2, 2005, the Corporation implemented its shareholder rights plan under the Shareholder Rights Plan Agreement dated November 2, 2005 between the Corporation and CIBC Mellon Trust Company, as rights agent. Shareholders approved the Rights Plan on April 20, 2006. The Rights Plan will expire as of the close of the Meeting unless renewed. Subject to approval by the majority of votes cast by the holders of common shares at the Meeting, on February 10, 2009, the Board approved the continuance, amendment and restatement of the Rights Plan (the “New Rights Plan”). For the New Rights Plan to continue in effect after the close of the Meeting, it must be ratified by shareholders at the Meeting.
Shareholders will be asked at the Meeting to consider and, if thought fit, to approve, by simple majority of votes cast at the Meeting, a resolution, the text of which is set forth on page 31, to ratify, confirm and approve the New Rights Plan. The New Rights Plan will only become effective upon shareholder approval. If the resolution approving the New Rights Plan is not passed by the shareholders, the Rights Plan will terminate as of the close of the meeting.
Background
Since the Rights Plan was approved by shareholders in April, 2006, there have been relatively few changes in plan design practices. However, the Board of Directors determined to continue, amend and restate the Rights Plan in 2009 and while doing, to update the Rights Plan with several minor amendments. The amendments can be characterized as follows:
1.	Minor amendments to reflect the continuation, amendment and restatement of the Rights Plan as of April 23, 2009 (the date of the Meeting);

2.	A technical amendment to provide that a “Separation Time” may occur after a “Permitted Bid” or “Competing Permitted Bid” ceases to be a Permitted Bid;

3.	Certain minor clean up changes to the Rights Plan that are not material in nature;

4.	The Rights Plan requires an amendment to address recent changes in the TSX rules regarding approval of shareholder rights plans. The New Rights Plan now provides that, if required by the applicable rules of the TSX or any stock exchange on which the common shares of the Corporation are listed for trading, the New Rights Plan will require ratification by a majority of the votes cast by all holders of common shares, not just Independent Shareholders, at the Meeting. An “Independent Shareholder” under the Rights Plan is generally any shareholder of the Corporation other than an “Acquiring Person” or “Offeror” (each as defined in the Rights Plan) or their associates and affiliates. To the knowledge of the Board of Directors and management of the Corporation, all holders of common shares at the date hereof are Independent Shareholders for the purposes of the Rights Plan; and

5.	The addition of a new Section 6.18 to clarify the ability of the Board of Directors to deal with matters that arise under the New Rights Plan under jurisdictions other than Canada and the United States.
Apart from such amendments, the New Rights Plan is identical to the Rights Plan in all material respects.
The primary objective of the New Rights Plan is to continue to provide the Board of Directors with sufficient time to explore and develop alternatives for maximizing shareholder value if a take-over bid is made for the Corporation and to provide every shareholder with an equal opportunity to participate in such bid. The New Rights Plan encourages a potential acquiror to proceed either by way of a Permitted Bid, which requires the take-over bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Board of Directors.
In determining to approve the New Rights Plan, the Board of Directors considered the legislative framework in Canada governing take-over bids. Under provincial securities legislation, a take-over bid generally means an offer to acquire voting or equity shares of a person or persons, where the shares subject to the offer to acquire, together with shares already owned by the bidder and certain related parties thereto, represent in the aggregate 20% or more of the outstanding shares of a corporation.
The existing legislative framework for take-over bids in Canada continues to raise the following concerns for shareholders of the Corporation:

(a)	Time

Current legislation permits a take-over bid to expire 35 days after it is initiated. The Board of Directors is of the view that this is not sufficient time to properly consider a take-over bid and allow the Board of Directors to maximize value for all shareholders.

(b)	Pressure to Tender

A shareholder may feel compelled to tender to a take-over bid which the shareholder considers to be inadequate out of concern that in failing to do so, the shareholder may be left with illiquid or minority discounted shares. This is particularly so in the case of a partial take-over bid for less than all of the shares, where the bidder wishes to obtain a control position but does not wish to acquire all of the shares. The New Rights Plan provides a shareholder tender approval mechanism which is intended to ensure that a shareholder can separate the decision to tender from the approval or disapproval of a particular take-over bid. This is accomplished by requiring that no shares may be taken up under the take-over bid until more than 50% of the shares held by independent shareholders have been tendered to the take-over bid, and that satisfaction of this condition be publicly announced and the take-over bid remain open for at least 10 business days thereafter.

(c)	Unequal Treatment: Fair Value

While existing provincial securities legislation has substantially addressed many concerns in this regard, there remains the possibility that control of the Corporation may be acquired pursuant to a private agreement in which one or a small group of shareholders dispose of common shares at a premium to market price which premium is not shared with the other shareholders. In addition, a person may slowly accumulate common shares through stock exchange acquisitions which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of a control premium among all shareholders.
Principal Terms
There have been no amendments to the principal terms of the Rights Plan. The following is a summary of the principal terms of the New Rights Plan which is qualified in its entirety by reference to the text of the New Rights Plan Agreement. The terms and conditions of the New Rights Plan are similar to a number of rights plans adopted by other Canadian companies and approved by their shareholders. A shareholder or any other interested party may obtain a copy of the New Rights Plan Agreement through the internet at www.sedar.com or by writing or calling the Secretary of the Corporation.
Effective Date
The effective date of the New Rights Plan is November 2, 2005 (the “Effective Date”).
Term
If the New Rights Plan is ratified at the Meeting, the New Rights Plan will expire at the close of the third annual meeting of shareholders of the Corporation occurring after the Meeting.
Shareholder Approval
For the New Rights Plan to continue in effect following the Meeting, the resolution below must be approved by a majority of the votes cast by the holders of common shares who vote in respect thereof at the Meeting. If the resolution is not approved, the New Rights Plan will terminate as of the close of the Meeting.

Issue of Rights
On November 2, 2005, one right (a “Right”) was issued and attached to each common share outstanding and attached to each common share subsequently issued. Such Rights will continue without interruption if the New Rights Plan is approved by shareholders.
Exercise of Rights
The Rights will separate from the common shares and will be exercisable eight trading days (the “Separation Time”) after a person has acquired, or commences a take-over bid to acquire, 20% or more of the shares to which are attached a right to vote for the election of all directors generally (“voting shares”) other than by an acquisition pursuant to a take-over bid permitted by the New Rights Plan (a “Permitted Bid”). The acquisition by any person (the “Acquiring Person”) of 20% or more of the voting shares, other than by way of a Permitted Bid, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. After the Separation Time but prior to the occurrence of a Flip-In-Event, each Right may be exercised to purchase one common share at the exercise price per Right of $93. Eight trading days after the occurrence of the Flip-in Event, each Right (other than those held by the Acquiring Person) will permit the purchase of $186 worth of the Corporation’s common shares for $93.
The issue of the Rights is not initially dilutive. Upon a Flip-in Event occurring and the Rights separating from the common shares, reported earnings per share on a fully-diluted or non-diluted basis may be affected. Holders of Rights not exercising their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.
Permitted Bid Requirements
The requirements for a Permitted Bid include the following:
(i)	the take-over must be made by way of a take-over bid circular;

(ii)	the take-over bid must be made to all shareholders on identical terms and conditions;

(iii)	voting shares may be deposited under the take-over bid any time between the date of the bid and the date voting shares are taken up and paid for, and any voting shares deposited under the take-over bid may be withdrawn until taken up and paid for;

(iv)	the take-over bid must be outstanding for at least 60 days and voting shares tendered pursuant to the take-over bid may not be taken up before the expiry of the 60 day period and only if at such time more than 50% of the voting shares held by shareholders, other than the bidder, its associates, affiliates and persons acting jointly or in concert and certain other persons (the “Independent Shareholders”), have been tendered to the take-over bid and not withdrawn; and,

(v)	if, on the date on which voting shares may be taken up and paid for by the bidder, more than 50% of the voting shares held by Independent Shareholders shall have been tendered to the take-over bid, the bidder must make a public announcement to that effect and the take-over bid must remain open for deposits of voting shares for an additional 10 business days from the date of such public announcement.
The New Rights Plan allows for a Competing Permitted Bid to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except that it may expire on the same date as the Permitted Bid, subject to the requirement that it remain open until the later of 35 days (or such longer period as is prescribed by the Securities Act (Ontario)) after the date the Competing Bid was made and 60 days after the earliest date on which a Permitted Bid or Competing Permitted Bid then in existence was made.

Acquiring Person
In general, an “Acquiring Person” is a person who is the beneficial owner of 20% or more of the Corporation’s outstanding voting shares. Excluded from the definition of “Acquiring Person” are the Corporation and its subsidiaries and, generally, any person who becomes a beneficial owner of 20% or more of the outstanding voting shares as a result of one or more, or any combination of, a Voting Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition and a Pro Rata Acquisition. Under the New Rights Plan:
(i)	a “Pro Rata” Acquisition is an acquisition of voting shares pursuant to a stock dividend, split or other similar event or a dividend reinvestment plan or other plan made available by the Corporation to all holders of voting shares. It also includes the acquisition or exercise of share purchase rights distributed pursuant to a rights offering or a public or private distribution of voting shares but only if the acquisition or exercise allows the acquiror to maintain, but not increase, its percentage holding of voting shares;

(ii)	a “Voting Share Reduction” is an acquisition or redemption by the Corporation or its subsidiaries of voting shares;

(iii)	an “Exempt Acquisition” is a share acquisition in respect of which the Board of Directors has waived the application of the Rights Plan; and

(iv)	a “Permitted Bid Acquisition” is an acquisition of voting shares made pursuant to a Permitted Bid or a Competing Permitted Bid.
Lock-up Agreements
A bidder will not be deemed to beneficially own a security because it has entered into an agreement (a “Lock-up Agreement”) with a shareholder of the Corporation (the terms of which are publicly disclosed and a copy of which is made available to the public) pursuant to which the shareholder agrees to deposit its shares to a take-over bid made by the bidder or an affiliate or associate of, or a person acting jointly or in concert with, the bidder, so long as the agreement either (i) places no limits on the right of the shareholder to withdraw its shares in order to deposit them to a higher competing offer or support another transaction or (ii) permits the shareholder to withdraw its shares in order to tender to a competing offer or to support another transaction that contains an offering price per share that exceeds the bid price by a specified amount (the “Specified Amount”) or more and the Specified Amount is no more than 7% of the bid price. The agreement must also allow the shareholder to withdraw its shares in order to deposit them to a competing offer or support another transaction if the number of shares offered to be purchased under the competing offer or transaction is at least a specified percentage, the specified percentage not exceeding 7%, greater than the number of shares offered to be purchased under the take-over bid made by the bidder and the price per share under the competing offer is equal to or greater than the bid price.
The Lock-up Agreement must not provide for break-up fees or other payments payable if the shareholder fails to deposit its shares to the take-over bid in order to accept or support a competing transaction, which exceed the greater of (i) 2.5% of the price payable to the shareholder under the bid referred to in the agreement and (ii) one half of the increased value that is offered under the competing offer. However, a Lock-up Agreement may contain a right of first refusal or require a period of delay to give the bidder an opportunity to match a higher price in a competing take-over bid or transaction (or other similar limitation on a shareholder’s right to withdraw shares under the Lock-up Agreement), so long as the limitation does not preclude the exercise by the shareholder of the right to withdraw shares in sufficient time to tender to the competing take-over bid or transaction.
Certificates and Transferability
Prior to the Separation Time, the Rights are evidenced by a legend on certificates for the common shares issued from and after the Effective Date and are not to be transferable separately from the common shares. From and after the Separation Time, the Rights will be evidenced by Rights certificates which will be transferable and traded separately from the common shares.

Redemption
Subject to prior shareholder approval, the Rights may be redeemed by the Board of Directors at any time prior to the occurrence of a Flip-in Event at a redemption price of $0.001 per Right. However, the Rights will be automatically redeemed if the New Rights Plan is not ratified by shareholders at the Meeting or in the event of a successful Permitted Bid or a bid for which the Board of Directors has waived the operation of the New Rights Plan.
Waiver
Prior to the occurrence of a Flip-in Event, the Board of Directors may waive the application of the “flip-in” provisions of the New Rights Plan to any prospective Flip-in Event which would occur by reason of a take-over bid made by a take-over bid circular to all holders of shares. However, if the Board of Directors waives the New Rights Plan with respect to a particular bid (the “first bid”) it will be deemed to have waived the New Rights Plan with respect of any other take-over bid made by take-over bid circular prior to the expiry of the first bid. The Board of Directors also may waive the “flip-in” provisions of the New Rights Plan in respect of any Flip-in Event provided that the Board has determined that the Acquiring Person became an Acquiring Person through inadvertence and has reduced its ownership to such a level that it is no longer an Acquiring Person. Other waivers of the “flip-in” provisions of the New Rights Plan require prior shareholder approval.
Amendment
The Board of Directors may amend the New Rights Plan with the majority approval of shareholders (or the holders of Rights, if the Separation Time has occurred) at a meeting duly called for that purpose. The Directors, without such approval, may correct clerical or typographical errors and, subject to approval as noted above at the next meeting of the shareholders (or holders of Rights, as the case may be), may make amendments to the New Rights Plan to maintain its validity due to changes in applicable legislation.
Board of Directors
The New Rights Plan will not detract from or lessen the duty of the Board of Directors to act honestly and in good faith with a view to the best interests of the Corporation. The Board of Directors, when a Permitted Bid is made, will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors has determined that the New Rights Plan is in the best interest of the Corporation and its shareholders. The Board of Directors unanimously recommends that shareholders vote in favour of the resolution to ratify, confirm and approve the New Rights Plan and continue the Rights issued under the original Rights Plan.
To be effective, the resolution must be approved by a majority of votes cast in person or by proxy by the holders of common shares who vote in respect thereof at the Meeting. Unless instructed in the form of proxy to the contrary, the persons named in the accompanying form of proxy intend to vote FOR the approval of the resolution. The following resolution is presented for consideration at the Meeting:
BE IT RESOLVED THAT:
1. the shareholder rights plan of Toromont Industries Ltd. (the “Corporation”) be continued and the amended and restated shareholder rights plan agreement dated as of April 23, 2009 between the Corporation and CIBC Mellon Trust Company, as rights agent, which amends and restates the shareholder rights plan agreement dated as of November 2, 2005 between the Corporation and CIBC Mellon Trust Company, and continues the rights issued thereunder, is hereby consented to, ratified, confirmed and approved; and

2. any director or officer of the Corporation is hereby authorized, for and on behalf of the Corporation, to execute and deliver such documents and instruments and to take such other actions as such person may determine to be necessary or advisable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document and instrument and the taking of any such action.
CURRENCY OF INFORMATION IN THIS MANAGEMENT INFORMATION CIRCULAR
The information in this Management Information Circular is given as of February 27, 2009.
ADDITIONAL INFORMATION
Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Financial information about the Corporation is provided in the Corporation’s consolidated financial statements and Management’s Discussion and Analysis for the Corporation’s financial year ended December 31, 2008. Copies of the Corporation’s 2008 Annual Report containing the Corporation’s consolidated financial statements for the year ended December 31, 2008 and Management’s Discussion and Analysis regarding these financial statements and the Corporation’s Annual Information Form may be obtained by writing to the Secretary of the Corporation at 3131 Highway 7 West, P.O. Box 5511, Concord, Ontario, Canada L4K 1B7.
SHAREHOLDER PROPOSALS
Shareholder proposals must be submitted no later than November 30, 2009 to be considered for inclusion in next year’s Management Information Circular for the purposes of the Corporation’s annual meeting of shareholders to be held in 2010.
DIRECTORS’ APPROVAL
The Board of Directors of the Corporation has approved the contents and the sending of this Management Information Circular to the shareholders.
Dated as of February 27, 2009.
David C. Wetherald
Vice President,
Human Resources & Legal and Corporate Secretary

SCHEDULE A
TOROMONT INDUSTRIES LTD. — BOARD MANDATE
DUTIES OF DIRECTORS
INTRODUCTION
The Board operates by delegating certain of its authorities, including spending authorizations, to management and by reserving certain powers to itself. Management’s discharge of its responsibilities is subject to continuing oversight by the Board. Subject to Articles and By-laws of the Corporation, the Board retains the responsibility for managing its own affairs, including planning its composition, selecting its Chairman, nominating candidates for election to the Board, appointing committees and determining director compensation. Its principal duties fall into six categories.
1. SELECTION OF THE MANAGEMENT
(a) The Board has the responsibility for the appointment and replacement of a Chief Executive Officer, for monitoring C.E.O. performance, approving the corporate goals and objectives of the C.E.O., determining C.E.O. compensation and providing advice and counsel in the execution of the C.E.O.’s duties.
(b) The Board has the responsibility for approving the appointment and remuneration of all corporate officers, acting upon the recommendation of the C.E.O.
(c) The Board has the responsibility for ensuring that adequate provision has been made for management succession.
(d) The Board has the responsibility, to the extent feasible, to satisfy itself as to the integrity of the C.E.O. and other senior officers and that such persons create a culture of integrity throughout the Corporation.
2. MONITORING AND ACTING
(a) The Board has the responsibility to approve annual capital and operating plans, to monitor the Corporation’s performance against these plans and to revise and alter its direction through management in light of changing circumstances.
(b) The Board has the responsibility to take action when performance falls short of its goal or other special circumstances warrant (for example, mergers and acquisitions or changes in control).
(c) The Board has the responsibility for approving any payment of dividends to shareholders and other activities and transactions as specified by corporate law.
(d) The Board monitors on a periodic, regular basis management’s identification and assessment of the principal business risks facing the Corporation and keeps informed of how these risks are being handled by management, including through the implementation of appropriate controls.
(e) The Board has the responsibility to ensure the integrity of the Corporation’s internal control and management information systems.
3. STRATEGY DETERMINATION
The Board has the responsibility to participate with management directly or through its committees, in developing and approving the mission of the business, its objectives and goals, and the strategy by which it proposes to reach those goals.

4. POLICIES AND PROCEDURES
(a) The Board has the responsibility to approve and monitor compliance with all significant policies and procedures by which the Corporation is operated.
(b) The Board has a particular responsibility to ensure that the Corporation operates at all times within applicable laws and regulations, and to the highest ethical and moral standards. To this end the Corporation has adopted a Code of Business Conduct. Only the Board may grant waivers under the Code of Business Conduct.
(c) The Board is responsible for developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines.
5. REPORTING TO SHAREHOLDERS
(a) The Board has the responsibility for adopting a communication policy including ensuring that the financial performance of the Corporation is adequately reported to shareholders, other security holders and regulators on a timely and regular basis.
(b) The Board has the responsibility for ensuring that the financial results are reported fairly and in accordance with generally accepted accounting standards.
(c) The Board has the responsibility for ensuring the timely reporting of any other developments that have a significant and material impact on the value of the Corporation.
(d) The Board has the responsibility for reporting annually to shareholders on its stewardship for the preceding year.
(e) Shareholders shall be entitled to provide feedback to the Corporation and the Board through mail addressed to the Chair, at the Corporation’s head office, email through our website at www.toromont.com or through the Corporation’s Compliance hotline.
6. LEGAL REQUIREMENTS
(a) The Board is responsible for ensuring that legal requirements have been met, and documents and records have been properly prepared, approved and maintained.
(b) Canadian law identifies the following as the standards for the proper discharge of the Board’s responsibilities:
(i)	to manage the business and affairs of the Corporation.

(ii)	to act honestly and in good faith with a view to the best interests of the Corporation.

(iii)	to exercise the care, diligence and skill that reasonable prudent people would exercise in comparable circumstances.

(iv)	to act in accordance with its obligations contained in the Canada Business Corporations Act, the Securities Act of each Province and territory of Canada, other relevant legislation and regulations, and the Corporation’s articles and by-laws.
(c) In particular, it should be noted that the following matters must be considered by the Board as a whole and may not be delegated to a Committee:
(i)	any submission to the shareholders of a question or matter requiring the approval of the shareholders;

(ii)	the filling of a vacancy among the directors or in the office of the auditor;

(iii)	terms on which securities may be issued and the declaration of dividends;

(iv)	the purchase, redemption or any other form of acquisition of shares issued by the Corporation;

(v)	the payment of a commission to any person in consideration of the purchase or agreement to purchase shares of the Corporation from the Corporation;

(vi)	the approval of management proxy circulars;

(vii)	the approval of any take-over bid circular or directors’ circular;

(viii)	the approval of the financial statements of the Corporation to be submitted to shareholders; and,

(ix)	the adoption, amendment or repeal of by-laws of the Corporation.
ADDITIONAL EXPECTATIONS OF BOARD MEMBERS
     In addition to the responsibilities and duties described above, there are additional expectations of the Corporation’s Directors including the following:
1.	Board members are expected to maintain the highest personal and professional values, integrity and ethics. This shall include compliance with the Corporation’s Code of Business Conduct.

2.	Board members are expected to bring a probing and objective perspective to the Board and be prepared to challenge management.

3.	Board members are expected to attend all Board and Committee meetings (as applicable) and devote the necessary time and attention to Board matters. This shall include the advance review of materials to be adequately prepared for Board meetings and keeping informed about the Corporation’s business and relevant developments outside the Corporation that affect its business.

4.	Independent Board members are expected to sit on at least one Board Committee.
Directors are expected to own shares in the Corporation equivalent to at least three times the annual director retainer fee within three years of election as a Director.
OVERSIGHT DUTIES OF THE BOARD
This section is intended to provide some additional guidance to management and the Board as to approval levels expected by the Board. These guidelines are subject to regular review and may be changed whenever the Board considers it appropriate.
The Board:
(a)	Approves overall financing programs and policies, subject to authorization by shareholders when necessary. Authorizes appropriate officers to take actions as may be required to implement such programs.

(b)	Approves dividend actions.

(c)	Approves actions involving disposal of capital assets, inclusive of subsidiaries or operating divisions, other than in the normal course of business in excess of $1 million.

(d)	Approves individual corporate charitable donations and contributions in excess of $50,000.

(e)	Approves political donations in excess of $10,000.

(f)	Reviews and approves annual capital expenditure budget. Monitors spending of such pre-approved projects on quarterly basis. For any of the following not specifically included in the (previously approved) annual capital expenditure budget:
(i)	Reviews and approves individual capital investments exceeding $3 million.

(ii)	Approves all normal course transactions that individually might involve some residual liability in excess of $250,000.

(iii)	Authorizes all leases of more than 5 years duration, or involving payments over $200,000 per year.
(g)	Establishes regulations and controls concerning issue, transfer, and registration of company securities.

(h)	Approves the selection of the outside auditor for appointment by the shareholders.

(i)	Determines and approves compensation for CEO and all other Corporate officers.

(j)	Approves all compensation changes for all senior managers reporting to the CEO and CFO.

(k)	Determines and approves all incentive plans for Corporate officers.

(l)	Approves all bonus pools and all bonus amounts paid to top divisional management and all officers.

(m)	Approves all allocations under the stock option plan and any changes to the plan subject to shareholder approval where required.

(n)	Approves all Normal Course Issuer Bids and approves purchasing guidelines.